Execution Version

CUSIP:	45985NAA1
CUSIP:	45985NAB9
CUSIP:	45985NAC7

REVOLVING CREDIT AGREEMENT

dated as of February 15, 2013

among

INTERNATIONAL-MATEX TANK TERMINALS and IMTT-BAYONNE

as US Borrowers,

IMTT-QUEBEC INC. and IMTT-NTL, LTD.

as Canadian Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO,

REGIONS BANK, WELLS FARGO BANK, N.A. and COMPASS BANK

as Co-Syndication Agents,

BANK OF AMERICA, N.A. and Branch Banking & Trust Co.

as Co-Managing Agents,

and

SUNTRUST BANK

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC., REGIONS CAPITAL MARKETS,

WELLS FARGO SECURITIES, LLC and COMPASS BANK

as Joint Lead Arrangers and Co-Book Managers

ii

iii

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule II	-	Commitment Amounts
Schedule 2.5	-	Existing US Letters of Credit
Schedule 3.5	-	Existing Canadian Letters of Credit
Schedule 6.5	-	Environmental Matters
Schedule 6.14	-	Subsidiaries
Schedule 9.1	-	Outstanding Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit 2.3	-	Form of Notice of US Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of US Conversion/Continuation
Exhibit 3.3(a)	-	Form of Notice of Canadian Prime Rate Borrowing
Exhibit 3.4(a)	-	Form of Notice of Bankers’ Acceptances
Exhibit 3.4(e)	-	Form of Notice of Conversion of Bankers’ Acceptances to Canadian Prime Loans
Exhibit 7.1(c)	-	Form of Compliance Certificate

iv

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of February 15, 2013, by and among INTERNATIONAL-MATEX TANK TERMINALS, a Delaware general partnership (“International-Matex Tank Terminals”), IMTT-BAYONNE, a Delaware general partnership (together with International-Matex Tank Terminals, each a “US Borrower” and collectively, the “US Borrowers”), IMTT-QUEBEC INC. a Canadian corporation (“IMTT-Quebec”) and IMTT-NTL, LTD., a Canadian corporation (together with IMTT-Quebec, each a “Canadian Borrower” and collectively, the “Canadian Borrowers”, and together with the US Borrowers, the “Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as swingline lender, the US issuing banks from time to time party hereto (each, a “US Issuing Bank”) and Royal Bank of Canada, as Canadian funding agent for the Canadian Lenders (the “Canadian Funding Agent”) and as the Canadian issuing bank (the “Canadian Issuing Bank”, and together with the US Issuing Banks, the “Issuing Banks”).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Lenders a establish (a) a US$990,000,000 revolving credit facility in favor of the US Borrowers and (y) the Canadian Dollar Equivalent of a US$50,000,000 revolving credit facility in favor of the Canadian Borrowers;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facilities, letter of credit subfacility and swingline subfacility in favor of the Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.          Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance Date” shall have the meaning set forth in Section 3.4.

“Acceptance Fee” shall mean a fee payable by the applicable Canadian Borrower with respect to the acceptance of a Bankers’ Acceptance under this Agreement, as set forth in Section 4.6(d).

“Additional Commitment Amount” shall have the meaning set forth in Section 4.17.

“Additional Lender” shall have the meaning set forth in Section 4.17.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning set forth in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto. For the avoidance of doubt, with respect to Macquarie Terminal Holdings LLC, the term Affiliate shall mean only Macquarie Infrastructure Company LLC and its direct and indirect Subsidiaries.

“Agents” shall mean, collectively, the Administrative Agent and the Canadian Funding Agent.

“Agreement” shall have the meaning set forth in the opening paragraph hereof.

“Aggregate Canadian Commitment Amount” shall mean the aggregate principal amount of the Aggregate Canadian Revolving Commitments from time to time. On the Closing Date, the Aggregate Canadian Commitment Amount is the Canadian Dollar Equivalent of US$50,000,000.

“Aggregate Canadian Revolving Commitments” shall mean, collectively, all Canadian Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Revolving Commitment Amount” shall mean the sum of the Aggregate Canadian Revolving Commitment Amount plus the Aggregate US Revolving Commitment Amount.

“Aggregate US Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate US Revolving Commitments from time to time. On the Closing Date, the Aggregate US Revolving Commitment Amount is $990,000,000.

“Aggregate US Revolving Commitments” shall mean, collectively, all US Revolving Commitments of all Lenders at any time outstanding.

“Applicable Lending Office” shall mean, for each Lender and for each Class and Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent, the Canadian Funding Agent (with respect to any lending office of any Canadian Lender) and the Borrower Representative as the office by which its Loans of such Class and Type are to be made and maintained.

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“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on any date and with respect to the letter of credit fees, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth in the Pricing Grid; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrowers deliver the financial statements required by Section 7.1(a) or (b) and the Compliance Certificate required by Section 7.1(c); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate when so required the Applicable Margin shall be at Level V as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Any such change in the Applicable Margin shall not apply to outstanding Loans consisting of Bankers’ Acceptances until such Bankers’ Acceptances are converted to Canadian Prime Loans or continued as additional Bankers’ Acceptances. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending on December 31, 2012 is delivered shall be at Level IV as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.1(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid, for any period that such financial statement or Compliance Certificate covered, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be at Level V as set forth in the Pricing Grid for such period, and (iii) the Borrowers shall immediately pay to the Administrative Agent, for the account of the US Lenders, and to the Canadian Funding Agent, for the account of the Canadian Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Agents and the Lenders with respect to Section 4.6(e) or Article X.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fees, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth in the Pricing Grid; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrowers deliver the financial statements required by Section 7.1(a) or (b) and the Compliance Certificate required by Section 7.1(c); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate the Applicable Percentage shall be at Level V as set forth in the Pricing Grid, in each case until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fees from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2012 are required to be delivered shall be at Level IV as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.1(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Pricing Grid, for any period that such financial statement or Compliance Certificate covered, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be at Level V as set forth in Pricing Grid for such period, and (iii) the Borrowers shall immediately pay to the Administrative Agent, for the account of the US Lenders and to the Canadian Funding Agent, on behalf of the Canadian Lenders, the accrued additional fee owing as a result of such increased Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Agents and the Lenders with respect to Section 4.6(e) or Article X.

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“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the Commitment Termination Date.

“Available Proceeds” shall have the meaning set forth in Section 3.4.

“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider”.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” means any Person that, at the time it provides any Bank Products to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrowers of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article XI and Section 13.3 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Bankers’ Acceptance and B/A” each shall mean, as applicable, a bill of exchange within the meaning of the Bills of Exchange Act (Canada) denominated in Canadian Dollars, drawn by a Canadian Borrower and accepted by a Canadian Lender, and a depository bill issued in accordance with the Depository Act, as amended from time to time.

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“Bankruptcy Code” shall mean any of the United States Bankruptcy Code of 1978 (11 U.S.C. § 101 et seq.), the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), each as amended and in-effect from time to time.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Bond Purchase Facilities” shall have the meaning set forth in Section 13.2(e).

“Bond Term Lenders” shall have the meaning set forth in Section 13.2(e).

“Borrower Representative” shall mean International-Matex Tank Terminals.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, and in the case of Bankers’ Acceptances, as to which a single Canadian Contract Period is in effect, or (ii) a Swingline Loan.

“Borrowers” shall have the meaning set forth in the opening paragraph hereof.

“Business Day” shall mean (i) with respect to any borrowing, payment or rate selection of Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and, with respect to US Eurodollar Loans, on which dealings in US Dollars are carried on in the London interbank market, (ii) with respect to any borrowing, payment or rate selection of Loans under the Aggregate Canadian Revolving Commitments, a day (other than a Saturday, Sunday and any other day which is a statutory holiday in Toronto, Ontario or Montreal, Quebec) on which chartered banks are open for over-the-counter business in Toronto, Ontario and Montreal, Quebec and (iii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities.

“Canadian Allocable Amount” shall have the meaning set forth in Section 12.4(b).

“Canadian Borrowers” shall have the meaning set forth in the opening paragraph hereof.

“Canadian Borrower Guaranteed Obligations” shall have the meaning set forth in Section 12.1(b).

“Canadian Commitment” shall mean, collectively, the Canadian Revolving Commitment and the Canadian LC Commitment.

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“Canadian Contract Period” shall mean, for any Bankers’ Acceptances, the period selected by a Canadian Borrower in accordance with Section 3.4 commencing on the date such Bankers’ Acceptances are issued or extended, and expiring on a Business Day, subject to the terms of Section 3.4(g) or 3.6 with respect to Bankers’ Acceptances.

“Canadian Dollar Equivalent” shall mean, on any date, (i) with respect to any amount denominated in Canadian Dollars, such amount and (ii) with respect to any amount denominated in US Dollars, the amount of Canadian Dollars that would be required to purchase the amount of such US Dollars on such date based upon the Exchange Rate as of the applicable date of determination.

“Canadian Dollars” or “Cdn $” shall mean the lawful currency of Canada.

“Canadian Funding Agent” shall have the meaning set forth in the opening paragraph hereof.

“Canadian Guarantor Payment” shall have the meaning set forth in Section 12.4(b).

“Canadian Issuing Bank” shall have the meaning set forth in the opening paragraph hereof.

“Canadian LC Commitment” shall mean that portion of the Canadian Revolving Commitment that may be used by the Canadian Borrowers for the issuance of Canadian Letters of Credit in an aggregate face amount not to exceed the Canadian Dollar Equivalent of US $10,000,000.

“Canadian LC Disbursement” shall mean a payment made by or on behalf of the Canadian Issuing Bank pursuant to a Canadian Letter of Credit.

“Canadian LC Documents” shall mean the Canadian Letters of Credit and all applications, agreements and instruments relating to the Canadian Letters of Credit.

“Canadian LC Exposure” shall mean, at any time, the US Dollar Equivalent of the sum of (i) the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time, plus (ii) the aggregate amount of all Canadian LC Disbursements that have not been reimbursed by or on behalf of the Canadian Borrowers at such time. The Canadian LC Exposure of any Lender at any time shall be its Pro Rata Share of the total Canadian LC Exposure at such time.

“Canadian Lenders” shall mean those Lenders that have committed Canadian Revolving Commitments to the Canadian Borrowers and shall include, where appropriate, each applicable Additional Lender providing a Canadian Revolving Commitment that joins this Agreement pursuant to Section 4.17.

“Canadian Letter of Credit” shall mean any letter of credit issued pursuant to Section 3.5 by the Canadian Issuing Bank for the account of the Canadian Borrowers pursuant to the Canadian LC Commitment and the Existing Canadian Letters of Credit.

“Canadian Loans” shall mean Canadian Revolving Loans plus Canadian LC Exposure.

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“Canadian Obligations” shall mean all amounts owing by the Canadian Borrowers to the Agents, the Canadian Issuing Bank and the Canadian Lenders pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Canadian Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Agents and the Canadian Lenders incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, all Hedging Obligations owed by the Canadian Borrowers to any Lender-Related Hedge Provider, and all Bank Product Obligations owed by the Canadian Borrowers, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof. For the avoidance of doubt, with respect to any Guarantor, or with respect to any of the US Borrowers or the Canadian Borrowers under Section 12.1, Canadian Obligations shall not include any Excluded Swap Obligations with respect to such Guarantor or such US Borrower or Canadian Borrower.

“Canadian Prime Loan” shall mean a Loan which is denominated in Canadian Dollars and in respect of which a Canadian Borrower is obligated to pay interest based upon the Canadian Prime Rate.

“Canadian Prime Rate” shall mean, with respect to a Canadian Prime Loan, on any day, the greater of:

(a) the annual rate of interest announced from time to time by the Canadian Funding Agent as being its reference rate in effect on such day for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada; or

(b) the One-Month BA Rate for such day plus 50 basis points per annum.

“Canadian Recipient” shall mean the Canadian Funding Agent, the Canadian Issuing Bank and any Canadian Lenders.

“Canadian Revolving Commitment” shall mean, with respect to each Canadian Lender, the commitment of such Lender to make Canadian Revolving Loans to the Canadian Borrowers and to acquire participations in Canadian Letters of Credit in an aggregate principal amount not exceeding the amount set forth for such Canadian Lender on Schedule II directly below the column entitled “Canadian Revolving Commitment Amount”, as such schedule may be amended pursuant to Section 4.17, or in the case of a Person becoming the Canadian Lender after the Closing Date, the amount of the assigned “Canadian Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or deceased pursuant to terms hereof.

“Canadian Revolving Credit Exposure” shall mean, with respect to any Lender, at any time, the US Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Canadian Revolving Loans and Canadian LC Exposure.

“Canadian Revolving Loan” shall mean a loan made by a Canadian Lender to the Canadian Borrowers under its Canadian Revolving Commitment, which may either be a Canadian Prime Loan or a Banker’s Acceptance.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars or in Canadian Dollars, as applicable, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Change in Control” shall mean any event the result of which would be that (i) IMTT Holdings shall fail to own, and hold all voting rights with respect to, directly or indirectly, all of the outstanding Equity Interests (including without limitation both general and limited partnership interests and limited liability company membership interests) of the Borrowers (other than IMTT-Quebec) and the Guarantors (including any Guarantors formed after the Closing Date), (ii) so long as any Canadian Revolving Commitment is in place, IMTT Holdings shall fail to own, and hold all voting rights with respect to, directly or indirectly, at least 66 2/3% of the outstanding Equity Interests of IMTT-Quebec, or (iii) (x) the Current Shareholder Group shall fail to own, and hold all voting rights with respect to, 50% of the outstanding Equity Interests in IMTT Holdings, or (y) the Macquarie Group or any part thereof shall fail to own, and hold all voting rights with respect to, 50% of the outstanding Equity Interests in IMTT Holdings (in each case on a fully diluted basis in accordance with GAAP).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or any Issuing Bank (or for purposes of Section 4.11(b), by such Lender’s or such Issuing Bank’s Parent Company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning set forth in Section 13.12.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Revolving Loans, Canadian Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a US Revolving Commitment, a Canadian Revolving Commitment or the Swingline Commitment.

“Closing Date” shall mean February 15, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Combined Acquisition EBITDA Adjustments” means, for the Loan Parties for any period, Combined EBITDA for such period attributable to any other Person that is acquired by, and itself becomes, a Loan Party, or all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person acquired by a Loan Party, in each case during such period for a purchase price of at least $15,000,000 (as reasonably diligenced by the Loan Parties).

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“Combined EBITDA” shall mean, for the Loan Parties for any period, an amount equal to the sum of (i) Combined Net Income for such period plus (ii) to the extent deducted in determining Combined Net Income for such period, (A) Combined Interest Expense, (B) income tax expense determined on a combined basis in accordance with GAAP, (C) depreciation and amortization determined on a combined basis in accordance with GAAP, and (D) all other non-cash charges (excluding writeoffs and reserves for bad debt and accounts receivable), determined on a combined basis in accordance with GAAP, in each case for such period. Notwithstanding anything contained herein to the contrary, all interest income, rental income, interest expense and rental expense related to Intercompany Taxable Bonds and Intercompany Taxable Bond Obligations shall be excluded for purposes of calculating Combined EBITDA for all purposes of this Agreement.

“Combined Interest Expense” shall mean, for the Loan Parties for any period determined on a combined basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period). Notwithstanding anything contained herein to the contrary, all interest income, rental income, interest expense and rental expense related to Intercompany Taxable Bonds and Intercompany Taxable Bond Obligations shall be excluded for purposes of calculating Combined Interest Expense for all purposes of this Agreement.

“Combined Material Project EBITDA Adjustments” means, with respect to each Material Project:

(i)          prior to the Commercial Operation Date of a Material Project (but including the Fiscal Quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Combined EBITDA for any period attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the Administrative Agent), which may, at the option of the Borrowers, be added to actual Combined EBITDA for any period for the Fiscal Quarter in which construction of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but net of any actual Combined EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(ii)         beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount to be approved by the Administrative Agent as the projected Combined EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (i) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, which may, at the Borrowers’ option, be added to actual Combined EBITDA for such Fiscal Quarters.

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Notwithstanding the foregoing:

(x)          no such additions shall be allowed with respect to any Material Project unless (a) the Borrower Representative shall have delivered to the Administrative Agent written pro forma projections of Combined EBITDA for any period attributable to such Material Project, and (b) the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

(y)          the aggregate amount of all Combined Material Project EBITDA Adjustments during any period shall be limited to 20% of the total Combined EBITDA for such period.

“Combined Net Income” shall mean, for any period, the net income (or loss) of the Loan Parties for such period determined on a combined basis in accordance with GAAP, excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses in accordance with GAAP, (ii) any gains attributable to write-ups of assets, (iii) any income (or loss) of any Person accrued prior to the date it becomes a Loan Party or is merged into or combined with any Loan Party on the date that such Person’s assets are acquired by any Loan Party (except as provided in clause (y) below) and (iv) any equity interest of the Loan Parties in the unremitted earnings of any Person that is not a Loan Party, but including without limitation (x) all cash dividends, distributions, interest and fees actually received by the Loan Parties from Persons (other than Loan Parties, but including Unrestricted Subsidiaries) where the investments therein are accounted for using the equity method and (y) the net income (or loss) of any Person that was an Unrestricted Subsidiary on the first day of such period and becomes a Loan Party during such period. Notwithstanding anything contained herein to the contrary, all interest income, rental income, interest expense and rental expense related to Intercompany Taxable Bonds and Intercompany Taxable Bond Obligations shall be excluded for purposes of calculating Combined Net Income for all purposes of this Agreement.

“Combined Total Funded Debt” shall mean, as of any date, (i) all Indebtedness of the Loan Parties measured on a combined basis as of such date, including without limitation the Obligations, but excluding (x) Indebtedness of the type described in subsection (xi) of the definition thereto, (y) Indebtedness that is fully non-recourse to the Loan Parties and (z) Intercompany Taxable Bond Obligations, less (ii) cash or cash equivalents (x) held in escrow to secure any GO-Zone Bonds and (y) the lesser of (A) $50,000,000 or (B) the amount by which the average cash maintained in an investment account with SunTrust Bank or an affiliate thereof over the immediately preceding 90 days exceeds $2,500,000, but in any event excluding any cash collateral securing Letters of Credit.

“Commercial Operation Date” shall mean the date on which a Material Project is substantially complete and commercially operable.

“Commitment” shall mean the US Commitments and the Canadian Revolving Commitments.

“Commitment Termination Date” shall mean the earliest of (i) February 15, 2018, (ii) the date on which the Commitments are terminated pursuant to Section 4.1 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

10

 “Compliance Certificate” shall mean a certificate from the principal financial officer or treasurer of each Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 7.1(c).

“Contractual Currency” shall have the meaning set forth in Section 13.17(a).

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Currency Conversion Date” shall have the meaning set forth in Section 13.17(a).

“Current Shareholder Group” shall mean any or all of the following: James J. Coleman, Jr., Thomas B. Coleman, Peter D. Coleman, Dian Coleman Winingder, the siblings, spouses, ascendants and descendants of the foregoing, all trusts established for the benefit of the foregoing, or other legal entities that are 100% owned and controlled by any of the foregoing or by Richard B. Jurisich, Jr.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 4.6(e).

“Defaulting Lender” shall mean, at any time, subject to Section 4.19(b), (i) any US Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to any Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a “funding obligation”), unless such US Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such US Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any US Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such US Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) any US Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any US Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a US Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such US Lender shall be deemed to be a Defaulting Lender (subject to Section 4.19(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and the US Lenders.

“Depository Act” shall mean Depository Bills and Notes Act (Canada).

“Discount Notes” shall mean all depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Act.

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“Discount Price” shall mean, for any Bankers’ Acceptance issued hereunder, an amount calculated on any applicable date, by dividing

(a)          1

by

(b)          the sum of one plus the product of:

(i)          the Discount Rate applicable to the Bankers’ Acceptance, and

(ii)         a fraction, the numerator of which is the number of days in the applicable Canadian Contract Period and the denominator of which is 365,

with the product being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Proceeds” shall mean, for any Bankers’ Acceptance issued hereunder, an amount calculated by multiplying the face amount of the Bankers’ Acceptance by the Discount Price for such Bankers’ Acceptance.

“Discount Rate” shall mean, with respect to an issue of Bankers’ Acceptances or Discount Notes with the same maturity date, (A) the average B/A discount rate for the appropriate term as quoted on Reuters Screen CDOR Page determined at or about 10:00 a.m. (Toronto time) on that day or, (B) if the discount rate for a particular term is not quoted on Reuters Screen CDOR Page, the arithmetic average of the actual discount rates for B/As or Discount Notes, as applicable, for such term quoted by the Canadian Lender but not to exceed the actual rate of discount applicable to B/As or Discount Notes quoted by the Canadian Lender for the same B/A or Discount Note issue.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean, for any Person, any non-redeemable capital stock, partnership interests, limited liability company interests or other equity interest of such Person, whether common or preferred, and of any class.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

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“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Loan Parties, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by any Borrower or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning set forth in Article X.

“Exchange Rate” shall mean on any day, (i) for purposes of converting Canadian Dollars to US Dollars, the Bank of Canada spot rate at noon (Toronto, Ontario time), or if such rate is unavailable, the offered rate at which Canadian Dollars may be exchanged into US Dollars, as set forth at approximately noon (Toronto, Ontario time) on such day on the Reuters NFX Page (or if such page is not available or the rate does not appear on such page, the comparable page on the Telerate or Bloomberg Service) for such currency and (ii) for purposes of converting US Dollars to Canadian Dollars, the offered rate at which US Dollars may be exchanged into Canadian Dollars, as set forth at approximately 11:00 a.m. on such day on the Reuters NFX Page (or if such page is not available or the rate does not appear on such page, the comparable page on the Telerate or Bloomberg Service) for such currency. In the event that any such rate does not appear on the applicable page of any such services, the “Exchange Rate” shall be determined by reference to such other publicly available services for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative, or, in the absence of such agreement, such Exchange Rate shall instead be the offered spot rate of exchange of the Administrative Agent or, if the Administrative Agent shall so determine, one of its affiliates in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the sale or purchase, as applicable, for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower Representative, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

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“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” shall mean, (i) with respect to any US Recipient of any payment to be made by or on account of any obligation of any US Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, and (b) any U.S. federal withholding Taxes that (x) are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which such Recipient becomes a US Recipient under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a US Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (y) are attributable to such US Recipient’s failure to comply with Section 4.13(f), or (z) are imposed as a result of a failure by such US Recipient to satisfy the conditions for avoiding withholding under FATCA and (ii) with respect to any Canadian Recipient of any payment to be made by or on account of any obligation of any Canadian Borrower hereunder, (a) any Taxes imposed on its net income or capital by any Governmental Authority as a result of such Canadian Recipient (1) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (2) being organized under the laws of such jurisdiction or any political subdivision thereof, or (3) being or being deemed to be resident in such jurisdiction or political subdivision thereof, (b) any withholding tax (including any Taxes payable as a result of non-residency in Canada of any Lender) imposed by the ITA on a payment made to such Canadian Recipient, except to the extent that a Canadian Borrower is required to make deductions or withholdings for or on account of such withholding tax as a result of a change in or an amendment to any applicable law or any change in any official position regarding the application or interpretation of such law, which change or amendment is announced after the Closing Date, and (c) any other Taxes resulting from the Canadian Recipient changing the residency of any relevant branch or undergoing any reorganization, recapitalization or other change in its corporate status after the Closing Date.

“Existing Canadian Letters of Credit” shall mean collectively those outstanding letters of credit issued by the Canadian Issuing Bank for the account of any Loan Party as set forth in Schedule 3.5. Such letters of credit shall be deemed issued under the Canadian Revolving Commitments pursuant to Section 3.5 as of the Closing Date.

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“Existing Credit Agreement” shall mean that certain Amended and Restated Revolving Credit Agreement, dated June 18, 2010, as amended or modified from time to time among the Borrowers, the Administrative Agent and the lenders from time to time parties thereto.

“Existing Lenders” shall mean all lenders parties to the Existing Credit Agreement on the Closing Date.

“Existing US Letters of Credit” shall mean, collectively, those outstanding letters of credit issued by SunTrust Bank for the account of any Loan Party as set forth in Schedule 2.5. Such letters of credit shall be deemed issued under the US Revolving Commitments pursuant to Section 2.5 as of the Closing Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (known as the Foreign Account Tax Compliance Act), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain amended and restated fee letter, dated as of the date hereof, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrowers.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrowers.

“Fiscal Year” shall mean any fiscal year of the Borrowers.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Geismar Property” shall mean the land and facilities (including related fixtures and equipment) constructed from time to time at the IMTT-Geismar site located in Ascension Parish, Louisiana.

“GO-Zone Bonds” shall mean all Gulf Opportunity Zone bonds issued by a Governmental Authority and supported by a Letter of Credit issued under this Credit Agreement, to finance a facility owned or leased by any Loan Party pursuant to the Gulf Opportunity Zone Act of 2005.

“GO-Zone Bond Obligations” shall mean the lease or reimbursement obligations of any Borrower or Guarantor owed to any Governmental Authority that has issued GO-Zone Bonds or to any financial institution that has provided letter of credit support for such GO-Zone Bonds.

15

 “GO-Zone L/C Documents” shall mean all letter of credit agreements relating to the GO-Zone Letters of Credit, and all other documents, agreements and instruments executed in connection therewith.

“GO-Zone Letter of Credit” shall mean a Letter of Credit issued to support the payment of GO-Zone Bonds.

“Governmental Authority” shall mean the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any municipality, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of (i) IMTT-Virginia, a Delaware general partnership, IMTT-Gretna, a Delaware general partnership, IMTT-BC, a Delaware general partnership, IMTT-Pipeline, a Delaware general partnership, IMTT-BX, a Delaware general partnership, IMTT-Richmond-CA, a Delaware general partnership, IMTT-Illinois, a Delaware general partnership, IMTT-Petroleum Management, a Delaware general partnership, IMTT-Geismar, a Delaware general partnership, IMTT-Finco, LLC, a Delaware limited liability company, Oil Mop, L.L.C., a Louisiana limited liability company, St. Rose Nursery, Inc., a Louisiana corporation, East Jersey Railroad and Terminal Company, a New Jersey corporation, Bayonne Industries, Inc., a New Jersey corporation, and (ii) any other Person that executes or becomes a party to the Guaranty Agreement.

“Guaranty Agreement” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed by each Person named in clause (i) of the definition of Guarantor, together with future Subsidiaries of the Loan Parties (other than Unrestricted Subsidiaries) created, formed or acquired after the Closing Date, in favor of the Administrative Agent for the benefit of the Agents, the Issuing Banks and the Lenders.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

16

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“IMTT Holdings” means IMTT Holdings Inc., a Delaware corporation.

“IMTT-Quebec” shall have the meaning set forth in the opening paragraph hereof.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 10.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit (except letters of credit that support Indebtedness described in clauses (i) to (v) of this definition), acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above (without duplication of such Indebtedness), (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) any Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

17

“Indemnitee” shall have the meaning set forth in Section 13.3(c).

“Information Memorandum” shall mean the Confidential Information Memorandum dated December 2012 relating to the Borrowers and the transactions contemplated by this Agreement and the other Loan Documents.

“Intercompany Taxable Bond Obligations” shall mean the lease or loan obligations of any Borrower or Guarantor owed to any Governmental Authority that has issued Intercompany Taxable Bonds, to the extent that all of the Intercompany Taxable Bonds are owned beneficially and of record by any of the Borrowers and/or the Guarantors.

“Intercompany Taxable Bonds” shall mean bonds issued by any Governmental Authority, the proceeds of which are applied to finance the purchase or development of any property that is owned by, or leased to, a Borrower or Guarantor from time to time, so long as such bonds are owned beneficially and of record by the Borrowers and/or the Guarantors and are for the purpose of obtaining ad valorem property tax exemptions and the amounts payable to the Loan Parties in respect thereof along with the timing of such payments are in all material respects commensurate with the amounts payable to such Governmental Authority and the timing thereof.

“Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Combined EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date, to (ii) Combined Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i)          the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)         if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)        any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)        no Interest Period may extend beyond the Commitment Termination Date.

“International-Matex Tank Terminals” shall have the meaning set forth in the opening paragraph hereof.

“Investments” shall have the meaning set forth in Section 9.4.

“Issuing Banks” shall have the meaning set forth in the opening paragraph hereof.

“ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect on the Closing Date.

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“Joint Lead Arrangers” shall mean, collectively, SunTrust Robinson Humphrey, Inc., Regions Capital Markets, Wells Fargo Securities, LLC and Compass Bank.

“LC Disbursements” shall mean, collectively, the US LC Disbursements and Canadian LC Disbursements.

“LC Exposure” shall mean, collectively, the US LC Exposure and Canadian LC Exposure.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender-Related Hedge Provider” means any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrowers of (x) the existence of such Hedging Transaction, and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article XI and Section 13.3 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 4.17.

“Letters of Credit” shall mean, collectively, the Canadian Letters of Credit and the US Letters of Credit.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Combined Total Funded Debt as of such date to (ii) the sum of (A) Combined EBITDA, plus (B) any Combined Material Project EBITDA Adjustments, plus (C) any Combined Acquisition EBITDA Adjustments, in each case for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

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“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in US Dollars at approximately 11:00 a.m. (London, England time), two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in US Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, hypothec, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). A negative pledge is not a Lien.

“Liquidation Currency” shall have the meaning assigned to such term in Section 13.17(b).

“Loan Documents” shall mean, collectively, this Agreement, the US LC Documents, the Canadian LC Documents, the Fee Letter, the Guaranty Agreement, the Pledge Agreement, all Notices of Borrowing, all Notices of US Conversion/Continuation, all Compliance Certificates, any promissory notes executed pursuant to Section 4.3 and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrowers and the Guarantors. For purposes of clarity, Unrestricted Subsidiaries shall not be Loan Parties.

“Loans” shall mean all Revolving Loans and Swingline Loans, in the aggregate or any of them, as the context shall require.

“Macquarie Group” shall mean Macquarie Terminal Holdings LLC, a Delaware limited liability company, and any affiliate thereof.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform their respective obligations under any of the Loan Documents, (iii) the rights and remedies of the Agents, the Issuing Banks and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of any Loan Party, individually or in an aggregate principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

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 “Material Project” means the construction or expansion of any capital project of the Loan Parties, the aggregate capital cost of which exceeds $10,000,000.

“Maximum Rate” shall have the meaning set forth in Section 13.12(a).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligations, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising under such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to settle or terminate the Hedging Transaction giving rise to such final settlement obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain in settling or terminating such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a US Lender that is not a Defaulting Lender.

“Notice of Bankers’ Acceptances” shall have the meaning set forth in Section 3.4(a).

“Notice of Borrowing” shall mean any Notice of US Revolving Borrowing, Notice of Swingline Borrowing, Notice of Bankers’ Acceptances, Notice of Canadian Prime Rate Borrowing or Notice of Conversion of Bankers’ Acceptances to Canadian Prime Loans.

“Notice of Canadian Prime Rate Borrowing” shall have the meaning set forth in Section 3.3.

“Notice of Conversion of Banker’s Acceptances to Canadian Prime Loans” shall have the meaning set forth in Section 3.4(e).

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.

“Notice of US Conversion/Continuation” shall mean the notice given by the Borrower Representative to the Administrative Agent in respect of the conversion or continuation of an outstanding US Revolving Borrowing as provided in Section 2.7(b).

“Notice of US Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Obligations” shall mean, collectively, the US Obligations and the Canadian Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

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“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“One-Month BA Rate” means, on any day, the annual rate of interest which is the arithmetic average of the “BA 1 month” rates applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by the Canadian Funding Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the One-Month BA Rate on any day shall be calculated as the arithmetic average of the 30 day discount rates applicable to Canadian Dollar bankers’ acceptances quoted by the Canadian Funding Agent for the purchase of its own B/As as of 10:00 a.m., or if the day is not a Business Day, then on the immediately preceding Business Day.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 13.4(d).

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” shall mean, (i) with respect to payments of principal, interest, fees or other amounts relating to the US Obligations, the office of the Administrative Agent located at 303 Peachtree St., NE, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower Representative and the US Lenders, which office must be in the United States of America or (ii) with respect to payments of principal, interest, fees or other amounts relating to the Canadian Obligations, the office of the Canadian Funding Agent located at 700 Place d'Youville, Quebec, (Quebec), Canada G1R 3P2, Attention: Marie-José Marceau, Telecopy number: 418-692-8578, or such other location as to which the Canadian Funding Agent shall have given written notice to the Borrower Representative, the Administrative Agent and the Canadian Lenders, which office must be in Canada.

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“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(i)          Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)         statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)         judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)        customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where any Loan Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii)       easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada), in each case maturing within one year from the date of acquisition thereof;

(ii)         commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

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(iii)        certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or Canada which has a combined capital and surplus and undivided profits of not less than $500,000,000 or the Canadian Dollar Equivalent thereof;

(iv)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)         mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, executed by ITT NTL, Inc. and International-Matex Tank Terminals in favor of the Administrative Agent, pursuant to which 65% of the Equity Interests of the Canadian Borrowers shall be pledged to the Administrative Agent for the benefit of the Administrative Agent, the US Issuing Banks, the Swingline Lender and the US Lenders.

“Pricing Grid” shall mean the “Pricing Grid” set forth on Schedule I attached hereto.

“Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if the Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure and the denominator of which shall be the sum of such Commitments of all Lenders (or if the Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of the Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments).

“Received Currency” shall have the meaning set forth in Section 13.17(a).

“Recipient” shall mean any of the Canadian Recipients and the US Recipients.

“Register” shall have the meaning set forth in Section 13.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

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“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment of any substance (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Canadian Lenders” shall mean (i) at any time on or prior to the Commitment Termination Date, Lenders holding more than 50% of the aggregate outstanding Canadian Commitments; and (ii) at any time after the Commitment Termination Date, Lenders holding more than 50% of the Canadian Revolving Credit Exposure.

“Required Lenders” shall mean (i) at any time on or prior to the Commitment Termination Date, Lenders holding more than 50% of the aggregate principal amount of the Commitments (excluding the Swingline Commitment); and (ii) at any time after the Commitment Termination Date, Lenders holding more than 50% of the then aggregate outstanding principal amount of all Revolving Credit Exposure; provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Required US Lenders” shall mean (i) at any time on or prior to the Commitment Termination Date, Lenders holding more than 50% of the aggregate principal amount of the US Commitments (excluding the Swingline Commitment); and (ii) at any time after the Commitment Termination Date, Lenders holding more than 50% of the then aggregate outstanding principal amount of all US Revolving Credit Exposure; provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required US Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” shall mean (i) the date that any Canadian Loan is made or Canadian Letter of Credit is issued hereunder, (ii) the date that any payment or prepayment is made by any Canadian Loan Party pursuant to the Loan Documents, (iii) the date that any remedy is exercised under the Loan Documents and (iv) any other date that either Agent, the Canadian Borrowers or the Required Lenders request that the Exchange Rate be reset; provided that the Canadian Borrowers and the Required Lenders must give one (1) Business Day notice prior to a Reset Date and shall not have the right to request that the Exchange Rate be reset within 15 days of another Reset Date.

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 “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of any Borrower or such other representative of the Borrowers as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of each Borrower.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Equity Interests, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Equity Interests, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding.

“Reuters Screen” shall mean, when used in connection with any designated page for LIBOR, the display page so designated on the Reuter Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

“Reuters Screen CDOR Page” shall mean the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revolving Commitments” shall mean, collectively, the US Revolving Commitments and the Canadian Revolving Commitments.

“Revolving Credit Exposure” shall mean, collectively, the US Revolving Credit Exposure and the Canadian Revolving Credit Exposure.

“Revolving Loans” shall mean, collectively, the US Revolving Loans and the Canadian Revolving Loans.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Sale/Leaseback" shall have the meaning set forth in Section 9.8.

“St. Rose Property” shall mean land and facilities (including fixtures and equipment) constructed from time to time at the International-Matex Tank Terminals site located in St. Rose, St. Charles Parish, Louisiana.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Loan Parties.

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“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $35,000,000.

“Swingline Exposure” shall mean, with respect to each US Lender, the principal amount of the Swingline Loans in which such US Lender is legally obligated either to refinance by making a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank or any subsequent US Lender that may agree to make Swingline Loans hereunder.

“Swingline Loans” shall mean, collectively, the loans made to the US Borrowers by the Swingline Lender pursuant to the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, and (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Tax-Exempt Bond Obligations” shall mean the lease or loan obligations of any Borrower or Guarantor owed to any Governmental Authority that has issued Tax-Exempt Bonds.

“Tax-Exempt Bonds” shall mean tax-exempt bonds issued by any Governmental Authority and supported by a Letter of Credit issued hereunder, the proceeds of which are applied to finance the purchase or development of any property that is owned by, or leased back to, a Borrower or Guarantor.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Base Rate or Canadian Prime Rate.

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“United States” or “U.S.” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 4.13(f)(ii)(C).

“Unrestricted Subsidiary” shall mean any Subsidiary of a Loan Party that has been designated in writing by the Borrower Representative to the Administrative Agent as an “Unrestricted Subsidiary”.

“US Allocable Amount” shall have the meaning set forth in Section 12.4(a).

“US Borrowers” shall have the meaning set forth in the opening paragraph hereof.

“US Borrower Guaranteed Obligations” shall have the meaning set forth in Section 12.1(a).

“US Commitments” shall mean, collectively, the US Revolving Commitments, the US LC Commitment and the Swingline Commitment.

“US Default Interest” shall have the meaning set forth in Section 4.6(e).

“US Dollar”, “Dollar” and the sign “$” shall mean lawful money of the United States of America.

“US Dollar Equivalent” shall mean, on any date, (i) with respect to any amount denominated in US Dollars, such amount and (ii) with respect to any amount denominated in Canadian Dollars, the amount of US Dollars that would be required to purchase the amount of Canadian Dollars on such date based upon the Exchange Rate as of the applicable date of determination.

“US Guarantor Payment” shall have the meaning set forth in Section 12.4(a).

“US Issuing Bank” shall mean each of SunTrust Bank and each other US Lender designated by the US Borrowers (with the written approval of the Administrative Agent (such approval not to be withheld unreasonably) that agrees to act as a US Issuing Bank in respect of a US Letter of Credit requested by the US Borrowers to be issued under this Agreement..

“US LC Disbursement” shall mean a payment made by or on behalf of any US Issuing Bank pursuant to a US Letter of Credit.

“US LC Documents” shall mean the US Letters of Credit and all applications, agreements and instruments relating to the US Letters of Credit.

“US LC Commitment” shall mean a portion of the US Revolving Commitments that may be used by the US Borrowers for the issuance of US Letters of Credit in an aggregate face amount not to exceed the Aggregate US Revolving Commitment Amount.

“US LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding US Letters of Credit at such time, plus (ii) the aggregate amount of all US LC Disbursements that have not been reimbursed by or on behalf of the US Borrowers at such time. The US LC Exposure of any US Lender at any time shall be its Pro Rata Share of the total US LC Exposure at such time.

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“US Lenders” shall mean those Lenders that have committed US Commitments to the US Borrowers and shall include, where appropriate, the Swingline Lender and each applicable Additional Lender that joins this Agreement pursuant to Section 4.17.

“US Letter of Credit” shall mean the Existing US Letters of Credit and any letter of credit issued pursuant to Section 2.5 by any US Issuing Bank for the account of the US Borrowers pursuant to the US LC Commitment.

“US Loan Party” shall mean all Loan Parties organized under the laws of the United States or any state thereof.

“US Loans” shall mean, collectively, all US Revolving Loans and Swingline Loans in the aggregate or either of them, as the context shall require.

“US Obligations” shall mean all amounts owing by the US Borrowers to the Administrative Agent, any US Issuing Bank or any US Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any US Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, any US Issuing Bank and any US Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, all Hedging Obligations owed by any Loan Party (excluding the Canadian Borrowers) to any Lender-Related Hedge Provider, and all Bank Product Obligations owed by any Loan Party (excluding the Canadian Borrowers), together with all renewals, extensions, modifications or refinancings of any of the foregoing, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof. For the avoidance of doubt, with respect to any Guarantor, or with respect to any of the US Borrowers under Section 12.1, US Obligations shall not include any Excluded Swap Obligations with respect to such Guarantor or such US Borrower.

“US Recipient” shall mean, as applicable, the Administrative Agent, the US Issuing Banks and any US Lenders.

“US Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make US Revolving Loans to the US Borrowers and to acquire participations in US Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such US Lender on Schedule II, as such schedule may be amended pursuant to Section 4.17, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “US Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.

“US Revolving Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of the outstanding principal amount of such Lender’s US Revolving Loans, US LC Exposure and Swingline Exposure.

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“US Revolving Loan” shall mean a loan made by a US Lender (other than the Swingline Lender) to the US Borrowers under such Lender’s US Revolving Commitment, made pursuant to Section 2.2.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or any Agent, as applicable.

Section 1.2.          Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “US Revolving Loan” or “Canadian Revolving Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or any combination thereof. Borrowings also may be classified and referred to by Class (e.g. “US Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by any combination thereof.

Section 1.3.          Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited combined financial statement of the Borrowers delivered pursuant to Section 7.1(a); provided, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders wish to amend Article VIII for such purpose), then compliance by the Borrowers with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

Section 1.4.          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

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ARTICLE II

AMOUNT AND TERMS OF THE us COMMITMENTS

Section 2.1.          General Description of US Facilities. Subject to and upon the terms and conditions herein set forth, (i) the US Lenders hereby establish in favor of the US Borrowers a revolving credit facility pursuant to which each US Lender severally agrees (to the extent of its US Revolving Commitment) to make US Revolving Loans to the US Borrowers in accordance with Section 2.2(a), (ii) each US Issuing Bank agrees to issue US Letters of Credit in accordance with Section 2.5, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each US Lender agrees to purchase a participation interest in the US Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding US Revolving Loans, Swingline Loans and outstanding US LC Exposure exceed at any time the Aggregate US Revolving Commitment Amount from time to time in effect.

Section 2.2.         US Revolving Loans. Subject to the terms and conditions set forth herein, each US Lender severally agrees to make US Revolving Loans, ratably in proportion to its Pro Rata Share based on its US Revolving Commitment and the Aggregate US Revolving Commitment Amount, to the US Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s US Revolving Credit Exposure exceeding such Lender’s US Revolving Commitment or (b) the aggregate US Revolving Credit Exposure of all Lenders exceeding the Aggregate US Revolving Commitment Amount. During the Availability Period, the US Borrowers shall be entitled to borrow, prepay and reborrow US Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the US Borrowers may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3.          Procedure for US Revolving Borrowings.

The Borrower Representative shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each US Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of US Revolving Borrowing”) (x) prior to 11:00 a.m. (New York time) on the requested Business Day of each Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of US Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such US Revolving Loan comprising such Borrowing, (iv) the applicable Borrower, (v) the account of the applicable US Borrower to which the proceeds of such US Revolving Borrowing shall be credited and (vi) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each US Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower Representative may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $2,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.5(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings under the US Revolving Commitments outstanding at any time exceed twelve. Promptly following the receipt of a Notice of US Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each US Lender of the details thereof and the Pro Rata Share of such US Lender’s of such US Revolving Borrowing.

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 Section 2.4.          Swingline Commitment.

(a)          Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the US Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the Aggregate US Revolving Commitment Amount less the aggregate US Revolving Credit Exposure of all US Lenders immediately prior to giving effect to such Swingline Loan. During the Availability Period, the US Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)          The Borrower Representative shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 12:00 noon (New York time) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the applicable US Borrower, (ii) the principal amount of such Swingline Loan, (iii) the date of such Swingline Loan (which shall be a Business Day) and (iv) the account of the applicable US Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate plus the Applicable Margin for US Revolving Loans. The Swingline Lender will make the proceeds of each Swingline Loan available in US Dollars in immediately available funds to the applicable US Borrower and the account specified by the Borrower Representative in the applicable Notice of Swingline Borrowing not later than 2:00 p.m. (New York time) on the requested date of such Swingline Loan.

(c)          The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the US Borrowers (each of which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of US Revolving Borrowing to the Administrative Agent requesting the US Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each US Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d)          If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each US Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof (based on its US Revolving Commitment and the Aggregate US Revolving Commitment Amount) on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each US Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

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(e)          Each US Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such US Lender or any other Person may have or claim against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any US Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any US Lender, the Swingline Lender shall be entitled to recover such amount on demand from such US Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such US Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such US Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such US Lender’s participation interest in such Swingline Loans that such US Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5.          US Letters of Credit.

(a)          During the Availability Period, each US Issuing Bank, in reliance upon the agreements of the US Lenders pursuant to Section 2.5(d), agrees to issue, at the request of the Borrower Representative, US Letters of Credit for the account of any Loan Party (excluding the Canadian Borrowers) on the terms and conditions hereinafter set forth; provided, that each US Letter of Credit shall expire on the date that is two (2) Business Days prior to the Commitment Termination Date; and (ii) the US Borrowers may not request any US Letter of Credit, if, after giving effect to such issuance (A) the aggregate US LC Exposure would exceed the US LC Commitment or (B) the aggregate US Revolving Credit Exposure of all US Lenders would exceed the Aggregate US Revolving Commitment Amount. Upon the issuance of each US Letter of Credit, each US Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant US Issuing Bank without recourse a participation in such US Letter of Credit equal to such US Lender’s Pro Rata Share of the aggregate amount available to be drawn under such US Letter of Credit. Each issuance of a US Letter of Credit shall be deemed to utilize the US Revolving Commitment of each US Lender by an amount equal to the amount of such participation. As of the Closing Date, each of the Existing US Letters of Credit shall be deemed to have been issued under the US Revolving Commitments pursuant to this Section and each US Lender is deemed to have purchased a participation in all Existing US Letters of Credit in accordance with this Section 2.5.

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(b)          To request the issuance of a US Letter of Credit (or any amendment, renewal or extension of an outstanding US Letter of Credit), the Borrower Representative shall give the relevant US Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such US Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such US Letter of Credit, the amount of such US Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such US Letter of Credit. In addition to the satisfaction of the conditions in Article V, the issuance of such US Letter of Credit (or any amendment which increases the amount of such US Letter of Credit) will be subject to the further conditions that such US Letter of Credit shall be in such form and contain such terms as the relevant US Issuing Bank shall approve and that the US Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such US Letter of Credit as the relevant US Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control, except as expressly provided herein with respect to GO-Zone Letters of Credit.

(c)          At least two (2) Business Days prior to the issuance of any US Letter of Credit, the relevant US Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the relevant US Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the relevant US Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date such US Issuing Bank is to issue the requested US Letter of Credit directing such US Issuing Bank not to issue the US Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.5(a) or that one or more conditions specified in Article V are not then satisfied, then, subject to the terms and conditions hereof, the relevant US Issuing Bank shall, on the requested date, issue such US Letter of Credit in accordance with the relevant US Issuing Bank’s usual and customary business practices.

(d)          Each US Issuing Bank shall examine all documents purporting to represent a demand for payment under a US Letter of Credit promptly following its receipt thereof. Each US Issuing Bank shall notify the Borrower Representative and the Administrative Agent of such demand for payment and whether such US Issuing Bank has made or will make a US LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the US Borrowers of their obligation to reimburse such US Issuing Bank and the US Lenders with respect to such US LC Disbursement; provided, further, however that with respect to GO-Zone Letters of Credit, the relevant US Issuing Bank need not notify any Person with respect to draws under such GO-Zone Letters of Credit until such time as such US Issuing Bank requests reimbursement from the US Borrowers under this Agreement or from the funding of a US Revolving Loan. The US Borrowers shall be jointly and severally, irrevocably and unconditionally obligated to reimburse each US Issuing Bank for any US LC Disbursements paid by such US Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind and regardless of who the account beneficiary of such Letter of Credit is. Unless the Borrower Representative shall have notified the relevant US Issuing Bank and the Administrative Agent prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date (i) on which any drawing under a Letter of Credit (other than a GO-Zone Letter of Credit) is honored or (ii) that any US Issuing Bank requires reimbursement for a draw under a GO-Zone Letter of Credit in accordance with the GO-Zone L/C Documents, that the US Borrowers intend to reimburse such US Issuing Bank for the amount of such drawing in funds other than from the proceeds of US Revolving Loans, the Borrower Representative shall be deemed to have timely given a Notice of US Revolving Borrowing to the Administrative Agent requesting the US Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to such US Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 5.2 hereof shall not be applicable. The Administrative Agent shall notify the US Lenders of such Borrowing in accordance with Section 2.3, and each US Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such US Issuing Bank in accordance with this Section 2.5. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such US Issuing Bank for such US LC Disbursement.

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(e)          If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each US Lender (other than the relevant US Issuing Bank) shall be obligated to fund the participation that such US Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such US LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each US Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the relevant US Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Commitment, (iii) any adverse change in the condition (financial or otherwise) of the Loan Parties or their Subsidiaries, (iv) any breach of this Agreement or the other Loan Documents by any Loan Party or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each US Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the relevant US Issuing Bank. Whenever, at any time after any US Issuing Bank has received from any such US Lender the funds for its participation in a US LC Disbursement, such US Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such US Issuing Bank, as the case may be, will distribute to the US Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to any Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such US Lender will return to the Administrative Agent or such US Issuing Bank any portion thereof previously distributed by the Administrative Agent or such US Issuing Bank to it.

(f)          To the extent that any US Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such US Lender shall pay interest to the relevant US Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such US Lender shall fail to make such payment to the relevant US Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such US Lender shall be obligated to pay interest on such amount at the rate set forth in Section 4.6(e).

(g)          If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the US Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the US Issuing Banks and the US Lenders, an amount in cash equal to the US LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to any US Borrower described in clause (g) or (h) of Section 10.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the US Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The US Borrowers agree to execute any documents and/or certificates to effectuate the intent of this paragraph. Such deposits shall be invested solely at the election, as well as the risk and expense, of the Borrower Representative, and if so elected shall be invested solely in interest-bearing deposit accounts by the Administrative Agent. All interest resulting from such investment shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each US Issuing Bank for US LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrowers for the US LC Exposure at such time or, if the maturity of the US Loans has been accelerated be applied to satisfy other obligations of the US Borrowers under this Agreement and the other Loan Documents. If the US Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the applicable US Borrower within three (3) Business Days after all Events of Default have been cured or waived.

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(h)          The US Borrowers’ obligation to reimburse US LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)          Any lack of validity or enforceability of any US Letter of Credit or this Agreement;

(ii)         The existence of any claim, set-off, defense or other right which any Loan Party or any Subsidiary or Affiliate of any Loan Party may have at any time against a beneficiary or any transferee of any US Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any US Lender (including the relevant US Issuing Bank) or any other Person, whether in connection with this Agreement or the US Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)        Any draft or other document presented under a US Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)        Payment by any US Issuing Bank under a US Letter of Credit against presentation of a draft or other document to such US Issuing Bank that does not comply with the terms of such US Letter of Credit;

(v)         Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge of, or provide a right of setoff against, the US Borrowers’ obligations hereunder; or

(vi)        The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Banks, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any US Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any US Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant US Issuing Bank; provided, that the foregoing shall not be construed to excuse any US Issuing Bank from liability to the US Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the US Borrowers to the extent permitted by applicable law) suffered by the US Borrowers that are caused by such US Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a US Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of any US Issuing Bank (as finally determined by a court of competent jurisdiction), such US Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a US Letter of Credit, any US Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such US Letter of Credit.

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(i)          Unless otherwise expressly agreed by the relevant US Issuing Bank and the US Borrowers when a US Letter of Credit is issued and subject to applicable laws, performance under US Letters of Credit by any US Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by (i) either (x) the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any US Letter of Credit may be issued) or (y) the rules of the “Uniform Customs and Practices for Documentary Credits” (1993 Revision), International Chamber of Commerce Publication No. 500 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (ii) to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 13.5.

(j)          The outstanding principal amount of any Borrowing made pursuant to this Section 2.5 (together with accrued and unpaid interest thereon) shall be due and payable in full on the Commitment Termination Date.

Section 2.6.          Funding of US Borrowings.

(a)          Each US Lender will make available each US Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 2:00 p.m. (New York time) to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such US Revolving Loans available to the applicable US Borrower designated by the Borrower Representative to the Administrative Agent by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by such US Borrower with the Administrative Agent or at the Borrower Representative’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower Representative to the Administrative Agent.

(b)          Unless the Administrative Agent shall have been notified by any US Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a US Revolving Borrowing in which such US Lender is to participate that such US Lender will not make available to the Administrative Agent such US Lender’s share of such US Revolving Borrowing, the Administrative Agent may assume that such US Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the applicable US Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such US Lender on the date of such US Revolving Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such US Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such US Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative, and the applicable US Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any US Lender from its obligation to fund its Pro Rata Share of any US Revolving Borrowing hereunder or to prejudice any rights which the applicable US Borrower may have against any Lender as a result of any default by such US Lender hereunder.

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 (c)          All US Revolving Borrowings shall be made by the US Lenders on the basis of their respective Pro Rata Shares of the US Revolving Commitments. No US Lender shall be responsible for any default by any other US Lender in its obligations hereunder, and each US Lender shall be obligated to make its US Revolving Loans provided to be made by it hereunder, regardless of the failure of any other US Lender to make its US Revolving Loans hereunder.

Section 2.7.          Interest Elections.

(a)          Each US Revolving Borrowing initially shall be of the Type specified in the applicable Notice of US Revolving Borrowing and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of US Revolving Borrowing. Thereafter, the Borrower Representative may elect to convert such Revolving Borrowing into a different Type or to continue such US Revolving Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the US Revolving Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.7 shall NOT apply to Swingline Borrowings, which may not be converted or continued.

(b)          Pursuant to this Section 2.7, the Borrower Representative shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each US Revolving Borrowing substantially in the form of Exhibit 2.7 attached hereto (a “Notice of US Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. (New York time) one (1) Business Day prior to the requested date of a conversion of a US Revolving Borrowing into a Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion of a US Borrowing into a Eurodollar Borrowing. Each Notice of US Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of US Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of US Continuation/Conversion, which shall be a Business Day, (iii) whether any resulting US Revolving Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount set forth in Section 2.3.

(c)          If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower Representative shall have failed to deliver a Notice of US Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower Representative shall be deemed to have elected to convert any such US Revolving Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the US Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

 (d)          Upon receipt of any Notice of US Conversion/Continuation, the Administrative Agent shall promptly notify each applicable US Lender, of the details thereof and of such US Lender’s portion of each resulting US Revolving Borrowing.

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ARTICLE III

AMOUNT AND TERMS OF THE CANADIAN REVOLVING COMMITMENTS

Section 3.1.          General Description of Canadian Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Canadian Lenders hereby establish in favor of the Canadian Borrowers a revolving credit facility pursuant to which each Canadian Lender severally agrees (to the extent of its Canadian Revolving Commitment) to make Canadian Revolving Loans to the Canadian Borrowers in accordance with Section 3.2; provided, that in no event shall the US Dollar Equivalent of the aggregate principal amount of all outstanding Canadian Revolving Loans exceed at any time the Aggregate Canadian Commitment Amount from time to time in effect.

Section 3.2.          Canadian Revolving Loans. Subject to the terms and conditions set forth herein, each Canadian Lender severally agrees to make Canadian Revolving Loans, ratably in proportion to its Pro Rata Share, to the Canadian Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Canadian Revolving Credit Exposure exceeding such Lender’s Canadian Revolving Commitment or (b) the aggregate Canadian Revolving Credit Exposures of all Canadian Lenders exceeding the Aggregate Canadian Commitment Amount. During the Availability Period, the Canadian Borrowers shall be entitled to issue Bankers’ Acceptances and to borrow, prepay and reborrow Canadian Prime Loans in accordance with the terms and conditions of this Agreement; provided, that the Canadian Borrowers may not borrow or reborrow or issue Bankers’ Acceptances should there exist a Default or Event of Default. All Bankers’ Acceptances and Canadian Prime Loans shall be made in Canadian Dollars.

Section 3.3.          Procedure for Canadian Prime Rate Borrowings.

(a)          The Borrower Representative shall give the Canadian Funding Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Canadian Prime Loans to be made under the Canadian Revolving Commitments substantially in the form of Exhibit 3.3(a) (a “Notice of Canadian Prime Rate Borrowing”) prior to 11:00 a.m. (New York time) on the requested date of each Canadian Prime Loan. Each Notice of Canadian Prime Rate Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of any Canadian Prime Rate Borrowing, (ii) the date of such Borrowing or issuance (which shall be a Business Day), and (iii) the account of the applicable Canadian Borrower to which the proceeds of such Canadian Prime Loan should be credited. The aggregate principal amount of each Canadian Prime Loan shall be not less than Cdn $100,000 or a larger multiple thereof; provided, that Canadian Prime Loans made pursuant to Section 3.5(e) may be made in lesser amounts as provided therein. Promptly following the receipt of a Notice of Canadian Prime Rate Borrowing in accordance herewith, the Canadian Funding Agent shall advise each Canadian Lender of the details thereof and such Lender’s Pro Rata Share of the requested Borrowing.

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(b)          Each Canadian Lender will make available each Canadian Prime Rate Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 2:00 p.m. (New York time) to the Canadian Funding Agent at the Payment Office. The Canadian Funding Agent will make such Canadian Prime Rate Loans available to the applicable Canadian Borrower designated by the Borrower Representative to the Canadian Funding Agent by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by such Canadian Borrower with the Canadian Funding Agent or at the Borrower Representative’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower Representative to the Canadian Funding Agent.

(c)          Unless the Canadian Funding Agent shall have been notified by any Canadian Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a Canadian Revolving Borrowing in which such Canadian Lender is to participate that such Canadian Lender will not make available to the Canadian Funding Agent such Canadian Lender’s share of such Borrowing, the Canadian Funding Agent may assume that such Canadian Lender has made such amount available to the Canadian Funding Agent on such date, and the Canadian Funding Agent, in reliance on such assumption, may make available to the applicable Canadian Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Canadian Funding Agent by such Canadian Lender on the date of such Canadian Prime Rate Borrowing, the Canadian Funding Agent shall be entitled to recover such corresponding amount on demand from such Canadian Lender together with interest at the One-Month BA Rate until the second Business Day after such demand and thereafter at the Canadian Prime Rate. If such Canadian Lender does not pay such corresponding amount forthwith upon the Canadian Funding Agent’s demand therefor, the Canadian Funding Agent shall promptly notify the Borrower Representative, and the applicable Canadian Borrower shall immediately pay such corresponding amount to the Canadian Funding Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Canadian Lender from its obligation to fund its Pro Rata Share of any Canadian Prime Rate Borrowing hereunder or to prejudice any rights which the applicable Canadian Borrower may have against any Canadian Lender as a result of any default by such Canadian Lender hereunder.

(d)          All Canadian Prime Rate Borrowings shall be made by the Canadian Lenders on the basis of their respective Pro Rata Shares of the Canadian Revolving Commitments. No Canadian Lender shall be responsible for any default by any other Canadian Lender in its obligations hereunder, and each Canadian Lender shall be obligated to make its Canadian Prime Rate Loans provided to be made by it hereunder, regardless of the failure of any other Canadian Lender to make its Canadian Prime Rate Loans hereunder.

Section 3.4.          Bankers’ Acceptances.

(a)          At any time during the Availability Period, by notice in writing to the Canadian Funding Agent substantially in the form annexed hereto as Exhibit 3.4(a) (“Notice of Bankers’ Acceptance”) given at least one (1) Business Day prior to the date of the requested issuance of Bankers’ Acceptances (for the purposes of this Section 3.4 called the “Acceptance Date”) and before 1:00 p.m. (Toronto, Ontario time), the Canadian Borrowers may request that Bankers’ Acceptances be issued, that Canadian Prime Loans be converted into one or more Bankers’ Acceptances or that Bankers’ Acceptances or any part thereof be extended, as the case may be. Bankers’ Acceptances shall be issued on each Acceptance Date, in a minimum amount of Cdn $500,000 or integral multiples of Cdn $100,000, with respect to each Canadian Contract Period, and shall have a Canadian Contract Period of one, two, three or six months, and shall, in no event, mature on a date after the Commitment Termination Date. No Bankers’ Acceptances shall be issued if a Default or an Event of Default exists, unless the Canadian Funding Agent and each of the Canadian Lenders shall have otherwise consented in writing.

(b)          B/A Request. Prior to making any request for Bankers’ Acceptances, the Canadian Borrowers shall deliver:

(i)          to the Canadian Lenders, in the name of each Canadian Lender which is a bank that accepts bankers’ acceptances or depository bills (as defined in the Depository Act), bills of exchange or depository bills in form and substance acceptable to the Canadian Funding Agent and the Canadian Lenders; and

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(ii)         to the Canadian Lenders, in the name of each Canadian Lender which is not a bank or does not accept bankers’ acceptances or depository bills (as defined in the Depository Act), Discount Notes;

completed and executed by its authorized signatories in sufficient quantity for the Bankers’ Acceptances requested and in appropriate denominations to facilitate the sale of the Bankers’ Acceptances in the financial markets. No Canadian Lender shall be responsible or liable for its failure to accept a Bankers’ Acceptance hereunder if such failure is due, in whole or in part, to the failure of the applicable Canadian Borrower to give appropriate instructions to the Canadian Funding Agent on a timely basis, nor shall the Canadian Funding Agent or any Canadian Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except a loss or improper use arising by reason of the gross negligence or willful misconduct of the Canadian Funding Agent, such Canadian Lender, or their respective employees. In order to facilitate issuances of Bankers’ Acceptances pursuant hereto, in accordance with the instructions given from time to time by the Canadian Borrowers, the Canadian Borrowers hereby authorize each Canadian Lender, and for this purpose appoints each Canadian Lender its lawful attorney, to complete and sign Bankers' Acceptances on behalf of the Canadian Borrowers, in handwritten or facsimile or mechanical signature or otherwise, and once so completed, signed and endorsed, and following acceptance of them as Bankers’ Acceptances, to provide the Available Proceeds (as defined in Section 3.4(c)) to the Canadian Funding Agent in accordance with the provisions hereof. Drafts so completed, signed, endorsed and negotiated on behalf of the Canadian Borrowers by any Canadian Lender shall bind the Canadian Borrowers as fully and effectively as if so performed by an authorized officer of the Canadian Borrowers. No Canadian Lenders shall be liable for any damage, loss or other claim arising by reason of any loss of improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Lender. Each Canadian Lender shall maintain a record with respect to such instruments (i) received by it hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder and (iv) cancelled at their respective maturities. Each Canadian Lender agrees to provide such records to the Canadian Borrowers promptly upon request and, at the request of the Canadian Borrowers, to cancel such instruments which have been so completed and executed and which are held by such Canadian Lender and have not yet been issued hereunder.

(c)          Acceptance Procedure. With respect to any Loan comprised of Bankers’ Acceptances:

(i)          The Canadian Funding Agent shall promptly notify in writing each Canadian Lender of the details of the proposed issue, specifying:

(a)          For each Canadian Lender which is a bank that accepts bankers’ acceptances or depository bills (as defined in the Depository Act), (i) the principal amount of the Bankers’ Acceptances to be accepted by such Canadian Lender, and (ii) the Canadian Contract Period of such Bankers’ Acceptances; and

(b)          For each Canadian Lender which is not a bank or does not accept bankers’ acceptances or depository bills (as defined in the Depository Act), (i) the principal amount of the Discount Notes to be issued to such Canadian Lender, and (ii) the Canadian Contract Period of such Discount Notes.

(ii)         The Canadian Funding Agent shall establish the Discount Rate at or about 12:00 p.m. (Toronto, Ontario time) on the Acceptance Date, and the Canadian Funding Agent shall promptly determine the amount of the Discount Proceeds.

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(iii)        Forthwith, and in any event not later than 1:30 p.m. (Toronto, Ontario time) on the Acceptance Date, the Canadian Funding Agent shall indicate in writing to each Canadian Lender:

(a)          the Discount Rate;

(b)          the amount of the Acceptance Fees applicable to those Bankers’ Acceptances to be accepted by such Canadian Lender on the Acceptance Date, calculated in accordance with Section 4.6(d), any such Canadian Lenders being authorized by the Canadian Borrowers to collect the Acceptance Fees out of the Discount Proceeds of those Bankers’ Acceptances;

(c)          the Discount Proceeds of the Bankers’ Acceptances to be purchased by such Canadian Lender on such Acceptance Date; and

(d)          the amount obtained (the “Available Proceeds”) by subtracting the Acceptance Fees from the Discount Proceeds;

(iv)        Not later than 3:00 p.m. (Toronto, Ontario time) on the Acceptance Date, each Canadian Lender shall make available to the Canadian Funding Agent its Available Proceeds.

(v)         Not later than 4:00 p.m. (Toronto, Ontario time) on the Acceptance Date, the Canadian Funding Agent shall transfer the Available Proceeds to the Canadian Borrowers and shall notify the Canadian Borrowers on such day either by telex, fax or telephone (if by telephone, to be confirmed subsequently in writing) of the details of the issue.

(d)          Purchase of Bankers’ Acceptances and Discount Notes. Before giving value to the Canadian Borrowers, the Canadian Lenders which:

(i)          are banks that accept bankers’ acceptances or depository bills (as defined in the Depository Act) shall, on the Acceptance Date, accept the Bankers’ Acceptances by inserting the appropriate principal amount, Acceptance Date and maturity date in accordance with the Notice of Bankers’ Acceptance relating thereto and affixing their acceptance stamps thereto, and shall purchase or sell same; and

(ii)         are not banks or do not accept bankers’ acceptances or depository bills (as defined in the Depository Act) shall, on the Acceptance Date, complete the Discount Notes by inserting the appropriate principal amount, Acceptance Date and maturity date in accordance with the Notice of Bankers’ Acceptance relating thereto.

(e)          Maturity Date of Bankers’ Acceptances. The Canadian Borrowers shall no later than 10:00 a.m. (Toronto, Ontario time), one (1) Business Day prior to the end of the Canadian Contract Period of each Bankers’ Acceptance then outstanding and reaching maturity,

(i)          Notify the Canadian Funding Agent in the form of Exhibit 3.4(e) requesting that that the Canadian Lenders convert all or any part of the Loan consisting of Bankers’ Acceptances then maturing be converted into a Canadian Prime Loan in an amount equal to the face amount of the maturing Bankers’ Acceptances (a “Notice of Conversion of Bankers’ Acceptances to Canadian Prime Loans”); or

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(ii)         Notify the Canadian Funding Agent in the form of Exhibit 3.4(a), requesting that the Canadian Lenders extend all or any part of the Loan consisting of Bankers’ Acceptances then maturing by issuing new Bankers’ Acceptances, subject to compliance with the provisions of Exhibit 3.4(a) with respect to the minimum amounts; or

(iii)        Notify the Canadian Funding Agent that it intends to deposit in its account for the account of the Canadian Lenders on the last day of such Canadian Contract Period an amount equal to the face amount of each such Bankers’ Acceptance.

(f)          Deemed Conversions on the Maturity Date. If the Canadian Borrowers do not deliver to the Canadian Funding Agent one or more of the notices contemplated by Section 3.4(e) or make the deposit contemplated by Section 3.4(e)(iii), the Canadian Borrowers shall be deemed to have requested that the part of the Loan consisting of Bankers’ Acceptances then maturing be converted into a Canadian Prime Loan in an amount equal to the face amount of the maturing Bankers’ Acceptances.

(g)          Conversion and Extension Mechanism

(i)          If under the conditions of Section 3.4(e)(i) and 3.4(f), the Canadian Borrowers request or are deemed to have requested, as the case may be, that the Canadian Funding Agent convert the portion of the Loan consisting of Bankers’ Acceptances then maturing into Canadian Prime Loans, the Canadian Lenders shall pay the Bankers’ Acceptances which are outstanding and maturing. Such payments by the Canadian Lenders will constitute a Canadian Prime Loan within the meaning of this Agreement and the interest thereon shall be calculated and payable as the Canadian Borrowers may request or may be deemed to have requested; or

(ii)         If under the conditions of Section 3.4(e)(iii), a Canadian Borrower makes a deposit in its account, each Canadian Borrower hereby expressly and irrevocably authorizes the Canadian Funding Agent to make any debits necessary in its account in order to pay the Bankers’ Acceptances which are outstanding and maturing.

(h)          Prepayment of Bankers’ Acceptances Notwithstanding any provision hereof, the Canadian Borrowers may not prepay any Bankers’ Acceptance other than on its maturity date; however, this provision shall not prevent any Canadian Borrower from acquiring, in its discretion but subject to the other provisions of this Agreement, any Bankers’ Acceptance in circulation from time to time. Alternatively, the Canadian Borrowers may provide to the Canadian Funding Agent cash collateral in an amount equal to the face amount of the Bankers' Acceptances that it wishes to prepay, which cash collateral shall be held by the Canadian Funding Agent in an interest bearing account and used to repay same at maturity.

(i)          Apportionment Amongst the Canadian Lenders The Canadian Funding Agent is authorized by each Canadian Borrower and each Canadian Lender to allocate amongst the Canadian Lenders the Bankers’ Acceptances to be issued in such manner and amounts as the Canadian Funding Agent may, in its sole discretion, but acting reasonably, consider necessary, so as to ensure that no Canadian Lender is required to accept a Bankers’ Acceptance for a fraction of Cdn $10,000, and in such event, the Canadian Lenders’ respective participations in any such Bankers’ Acceptances and repayments thereof shall be altered accordingly. Further, the Canadian Funding Agent is authorized by each Canadian Borrower and each Canadian Lender to cause the proportionate share of one or more Canadian Lender’s Canadian Loans (calculated based on its Pro Rata Share) to be exceeded by no more than Cdn $10,000 each as a result of such allocations provided that the principal amount of outstanding Canadian Loans, including Bankers’ Acceptances, shall not thereby exceed the maximum amount of the Canadian Commitment of each Canadian Lender. Any resulting amount by which the requested face amount of any such Bankers’ Acceptance shall have been so reduced shall be advanced, converted or continued, as the case may be, as a Canadian Prime Loan, to be made contemporaneously with the Bankers’ Acceptance.

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(j)          Days of Grace No Canadian Borrower shall claim from the Canadian Lenders any days of grace for the payment at maturity of any Bankers’ Acceptances presented and accepted by the Canadian Lenders pursuant to the provisions of this Agreement. Further, each Canadian Borrower waives any defense to payment which might otherwise exist if for any reason a Bankers’ Acceptance shall be held by any Canadian Lender in its own right at the maturity thereof.

(k)          Obligations Absolute. The obligations of the Canadian Borrowers with respect to Bankers’ Acceptances shall be unconditional and irrevocable and shall be paid strictly in accordance with the provisions of this Agreement under all circumstances, including the following circumstances:

(i)          any lack of validity or enforceability of any draft accepted by any Canadian Lender as a Bankers’ Acceptance; or

(ii)         the existence of any claim, set-off, defense or other right which any Canadian Borrower may have at any time against the holder of a Bankers’ Acceptance, the Canadian Lenders, or any other Person or entity, whether in connection with this Agreement or otherwise.

(l)          If at any time or from time to time there no longer exists a market for Bankers’ Acceptances for a selected Canadian Contract Period, a Canadian Lender shall so advise the Canadian Funding Agent and such Canadian Lender shall not be obliged to accept drafts of the Canadian Borrowers presented to such Canadian Lender pursuant to the provisions of this Agreement nor to honor any Notices of Bankers’ Acceptance.

(m)          If a notice has been given by the Canadian Funding Agent in accordance with Section 3.4(l), the Loan comprised of Bankers’ Acceptance shall not be made, converted or extended by the Canadian Lenders and the right of the Canadian Borrowers to request the issuance, conversion to or extension of Bankers’ Acceptances shall be suspended until such time as the Canadian Funding Agent has determined that the circumstances having given rise to such suspension no longer exist, in respect of which determination the Canadian Funding Agent shall advise the Canadian Borrowers within a reasonable time period.

(n)          Bankers’ Acceptances may be issued in the form of a depository bill and deposited with a clearing house, both terms as defined in the Depository Act. The Canadian Funding Agent and the Canadian Borrowers shall agree to the procedures to be followed, acting reasonably. The Canadian Lenders are also authorized at such time to issue depository bills as replacements for previously issued Bankers’ Acceptances, on the same terms as those replaced, and deposit them with a clearing house against cancellation of the previously issued Bankers’ Acceptances.

(o)          Waiver of Presentment and Other Conditions. Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to the Canadian Lender in respect of a Bankers’ Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if the Canadian Lenders as holder sues each Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by such Canadian Borrower thereunder.

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Section 3.5.          Canadian LC Commitment.

(a)          During the Availability Period, the Canadian Issuing Bank, in reliance upon the agreements of the other Canadian Lenders pursuant to Section 3.5(e), agrees to issue, at the request of the Canadian Borrowers, Canadian Letters of Credit for the account of any Canadian Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Canadian Letter of Credit shall expire on the date that is two (2) Business Days prior to the Commitment Termination Date; (ii) each Canadian Letter of Credit shall be in a stated amount of at least Cdn $100,000; and (iii) the Canadian Borrowers may not request any Canadian Letter of Credit, if, after giving effect to such issuance (A) the aggregate Canadian LC Exposure would exceed the Canadian LC Commitment or (B) the aggregate Canadian Revolving Credit Exposure of all Canadian Lenders would exceed the Aggregate Canadian Commitment Amount. Upon the issuance of each Canadian Letter of Credit, each Canadian Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Issuing Bank without recourse a participation in such Canadian Letter of Credit equal to such Canadian Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Canadian Letter of Credit. Each issuance of a Canadian Letter of Credit shall be deemed to utilize the Canadian Revolving Commitment of each Canadian Lender by an amount equal to the amount of such participation.

(b)          To request the issuance of a Canadian Letter of Credit under the Canadian Revolving Commitments (or any amendment, renewal or extension of an outstanding Letter of Credit), the Canadian Borrowers shall give the Canadian Issuing Bank and the Canadian Funding Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Canadian Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Canadian Letter of Credit, the amount of such Canadian Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Canadian Letter of Credit. In addition to the satisfaction of the conditions in Article V, the issuance of such Canadian Letter of Credit (or any amendment which increases the amount of such Canadian Letter of Credit) will be subject to the further conditions that such Canadian Letter of Credit shall be in such form and contain such terms as the Canadian Issuing Bank shall approve and that the Canadian Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Canadian Letter of Credit as the Canadian Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)          At least two (2) Business Days prior to the issuance of any Canadian Letter of Credit, the Canadian Issuing Bank will confirm with the Canadian Funding Agent (by telephone or in writing) that the Canadian Funding Agent has received such notice and if not, the Canadian Issuing Bank will provide the Canadian Funding Agent with a copy thereof. Unless the Canadian Issuing Bank has received notice from either the Canadian Funding Agent on or before the Business Day immediately preceding the date the Canadian Issuing Bank is to issue the requested Canadian Letter of Credit (1) directing the Canadian Issuing Bank not to issue the Canadian Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 3.5(a) or (2) that one or more conditions specified in Article V are not then satisfied, then, subject to the terms and conditions hereof, the Canadian Issuing Bank shall, on the requested date, issue such Canadian Letter of Credit in accordance with the Canadian Issuing Bank’s usual and customary business practices.

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(d)          The Canadian Issuing Bank shall examine all documents purporting to represent a demand for payment under a Canadian Letter of Credit promptly following its receipt thereof. The Canadian Issuing Bank shall notify the Canadian Borrowers and the Canadian Funding Agent of such demand for payment and whether the Canadian Issuing Bank has made or will make a Canadian LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve any Canadian Borrower of its obligation to reimburse the Canadian Issuing Bank and the Canadian Lenders with respect to such Canadian LC Disbursement. Each Canadian Borrower shall be irrevocably and unconditionally obligated to reimburse the Canadian Issuing Bank for any Canadian LC Disbursements paid by the Canadian Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the applicable Canadian Borrower shall have notified the Canadian Issuing Bank and the Canadian Funding Agent prior to 11:00 a.m. (New York, New York time) on the Business Day immediately prior to the date on which such drawing is honored that such Canadian Borrower intends to reimburse the Canadian Issuing Bank for the amount of such drawing in funds other than from the proceeds of Canadian Loans, the Canadian Borrowers shall be deemed to have timely given a Notice of Canadian Prime Rate Borrowing to the Canadian Funding Agent requesting the Canadian Lenders to make a Canadian Prime Loan on the date on which such drawing is honored in an exact amount due to the Canadian Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 5.2 hereof shall not be applicable. The Canadian Funding Agent shall notify the Canadian Lenders of such Borrowing in accordance with Section 3.3, and each Canadian Lender shall make the proceeds of its Canadian Prime Loan included in such Borrowing available to the Canadian Funding Agent for the account of the Canadian Issuing Bank in accordance with Section 3.3. The proceeds of such Borrowing shall be applied directly by the Canadian Funding Agent to reimburse the Canadian Issuing Bank for such Canadian LC Disbursement and any such Borrowing shall constitute timely repayment of such Canadian LC Disbursement.

(e)          If for any reason a Canadian Prime Loan may not be (as determined in the sole discretion of the Canadian Funding Agent), or is not, made in accordance with the foregoing provisions, then each Canadian Lender (other than the Canadian Issuing Bank) shall be obligated to fund the participation that such Canadian Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such Canadian LC Disbursement on and as of the date which such Canadian Prime Loan should have occurred. Each Canadian Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Canadian Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party or any of its Subsidiaries, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Canadian Lender shall promptly transfer, in immediately available funds in the currency of the subject Letter of Credit, the amount of its participation to the Canadian Funding Agent for the account of the Canadian Issuing Bank. Whenever, at any time after the Canadian Issuing Bank has received from any such Lender the funds for its participation in a Canadian LC Disbursement, the Canadian Issuing Bank (or the Canadian Funding Agent on its behalf) receives any payment on account thereof, the Canadian Funding Agent or the Canadian Issuing Bank, as the case may be, will distribute to such Canadian Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to any Canadian Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Canadian Lender will return to the Canadian Funding Agent or the Canadian Issuing Bank any portion thereof previously distributed by the Canadian Funding Agent or the Canadian Issuing Bank to it.

(f)          To the extent that any Canadian Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) on the due date therefor, such Canadian Lender shall pay interest to the Canadian Issuing Bank (through the Canadian Funding Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the One-Month BA Rate; provided, that if such Canadian Lender shall fail to make such payment to the Canadian Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Canadian Lender shall be obligated to pay interest on such amount as set forth in Section 4.6(e).

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(g)          If any Event of Default shall occur and be continuing, on the Business Day that any Canadian Borrower receives notice from the Canadian Funding Agent or the Required Canadian Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Canadian Borrowers shall deposit in an account with the Canadian Funding Agent, in the name of the Canadian Funding Agent and for the benefit of the Canadian Issuing Bank and the Canadian Lenders, an amount in cash equal to the Canadian LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 10.1(g) or (h). Such deposit shall be held by the Canadian Funding Agent as collateral for the payment and performance of the obligations of the Canadian Borrowers under this Agreement. The Canadian Funding Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Canadian Borrowers agree to execute any documents and/or certificates to effectuate the intent of this paragraph. Such deposits shall be invested solely at the election, as well as the risk and expense, of the Borrower Representative, and if so elected shall be invested solely in interest-bearing deposit accounts by the Canadian Issuing Bank. All interest resulting from such investment shall accumulate in such account. Moneys in such account shall be applied by the Canadian Funding Agent to reimburse the Canadian Issuing Bank for Canadian LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Canadian Borrowers for the Canadian LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Canadian Required Lenders, be applied to satisfy other obligations of the Canadian Borrowers under this Agreement and the other Loan Documents. If any Canadian Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Canadian Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

(h)          The Canadian Borrower’s obligation to reimburse Canadian LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)          Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)         The existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary or Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Canadian Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)        Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)        Payment by the Canadian Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Canadian Issuing Bank that does not comply with the terms of such Letter of Credit;

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(v)         Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Canadian Borrower’s obligations hereunder; or

(vi)        The existence of a Default or an Event of Default.

Neither the Agents, the Issuing Banks, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Canadian Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Canadian Issuing Bank; provided, that the foregoing shall not be construed to excuse the Canadian Issuing Bank from liability to any Canadian Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by each Canadian Borrower to the extent permitted by applicable law) suffered by such Canadian Borrower that are caused by the Canadian Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Canadian Issuing Bank (as finally determined by a court of competent jurisdiction), the Canadian Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Canadian Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(i)          Each Canadian Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 13.5.

Section 3.6.          Exchange Rate Recalculation. Not later than 12:00 noon (Toronto, Ontario time) on each Reset Date, the Canadian Funding Agent shall (A) determine the Exchange Rate of US Dollars to Canadian Dollars and the aggregate outstanding Canadian Revolving Credit Exposure (after giving effect to any Canadian Prime Loans, Bankers’ Acceptances or Canadian Letters of Credit being made, issued, repaid, or cancelled or reduced on such date), and (B) notify the Administrative Agent, the Canadian Lenders and the Canadian Borrowers thereof. The Exchange Rate as so determined shall become effective on the first Business Day immediately following the Reset Date, shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement, other than as provided in Section 13.17(a) or (b), be the Exchange Rate employed in determining the US Dollar Equivalent of any amount measured in Canadian Dollars.

Section 3.7.          Interest Act. For the purposes of the Interest Act of Canada, any amount of interest or fees calculated on the Canadian Revolving Commitments using 360, 365 or 366 days per year and expressed as an annual rate is equal to the said rate of interest or fees multiplied by the actual number of days comprised within the calendar year, divided by 360, 365 or 366, as the case may be. The parties agree that all interest under the Canadian Revolving Commitments will be calculated using the nominal rate method and not the effective rate method, and that the deemed re-investment principle shall not apply to such calculations. In addition, the parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates.

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ARTICLE IV

NOTICE OF BORROWING

Section 4.1.          Optional Reduction and Termination of Commitments.

(a)          Unless previously terminated, all Revolving Commitments shall terminate on the Commitment Termination Date.

(b)          Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Revolving Commitments in part or terminate the Revolving Commitments in whole; provided, that (i) any partial reduction of the US Revolving Commitments shall apply to reduce proportionately and permanently the US Revolving Commitment of each US Lender, (ii) any partial reduction of the Canadian Revolving Commitments shall apply to reduce proportionately and permanently the Canadian Revolving Commitment of each Canadian Lender, (iii) any partial reduction of the US Revolving Commitments pursuant to this Section 4.1 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, (iv) any partial reduction of the Canadian Revolving Commitments pursuant to this Section 4.1(c) shall be in an amount of at least $500,000 and any larger multiple of $100,000, (v) no such reduction shall be permitted which would reduce the Aggregate US Revolving Commitments to an amount less than the outstanding US Revolving Credit Exposures of all US Lenders, (vi) no such reduction shall be permitted which would reduce the Aggregate Canadian Revolving Commitments to an amount less than the outstanding Canadian Revolving Credit Exposures of all Canadian Lenders. Any such reduction in the Aggregate US Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the US LC Commitment shall result in a dollar for dollar reduction in the Swingline Commitment and the US LC Commitment. Any such reduction in the Aggregate Canadian Commitment Amount below the principal amount of the Canadian LC Commitment shall result in a dollar for dollar reduction in the Canadian LC Commitment.

(c)          With the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the US Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 4.19 will apply to all amounts thereafter paid by any Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, any US Issuing Bank, the Swingline Lender or any US Lender may have against such Defaulting Lender.

Section 4.2.          Repayment of Loans. The outstanding principal amount of all US Revolving Loans and the Swingline Loans shall be due and payable in full (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

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Section 4.3.          Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the US Revolving Commitments of each Lender, (ii) the amount of each Loan made hereunder by each US Lender, the applicable Borrower, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from each US Borrower to each US Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from each US Borrower in respect of the Loans, each Lender’s Pro Rata Share thereof. The Canadian Funding Agent shall maintain appropriate records in which shall be recorded (i) the Canadian Revolving Commitments of each Lender, (ii) the amount of each Loan made hereunder by each Canadian Lender, the applicable Borrower, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 3.3 or Section 3.4 (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 3.3 or Section 3.4, (v) the date and amount of any principal or interest due and payable or to become due and payable from each Canadian Borrower to each Canadian Lender hereunder in respect of such Canadian Loans and (vi) both the date and amount of any sum received by the Canadian Funding Agent hereunder from each Canadian Borrower in respect of the Canadian Loans and each Canadian Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or any Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(a)          This Agreement shall evidence all Loans and other Obligations extended or incurred hereunder and shall be considered a “note-less” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will jointly and severally execute and deliver to such Lender a promissory note in form and substance reasonably satisfactory to the Administrative Agent evidencing the applicable Commitment of such Lender and the applicable Loans made by such Lender to the Borrowers, such promissory note to be payable to the order of such Lender.

Section 4.4.          Voluntary Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing (other than Bankers’ Acceptances), in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (with respect to US Borrowings) or the Canadian Funding Agent (with respect to Canadian Borrowings) no later than 12:00 noon (New York time) (i) in the case of prepayment of any Eurodollar Borrowing, not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing or Canadian Prime Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid, if any. Upon receipt of any such notice, the applicable Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 4.6(c); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 4.12. No Bankers’ Acceptances may be prepaid. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing. Any prepayment of a Eurodollar Rate Loan, shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.12.

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Section 4.5.          Mandatory Prepayments.

(a)          If at any time the US Revolving Credit Exposure of all Lenders exceeds the Aggregate US Revolving Commitment Amount, as reduced pursuant to Section 4.1 or otherwise, the US Borrowers shall immediately repay US Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 4.12. Each prepayment of US Revolving Loans shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and US Revolving Loans, the US Revolving Credit Exposure of all Lenders exceeds the Aggregate US Revolving Commitment Amount, the US Borrowers shall Cash Collateralize its reimbursement obligations with respect to US Letters of Credit by depositing cash collateral in an amount equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the US LC Exposure. Such account shall be administered in accordance with Section 2.5(g).

(b)          If at any time the Canadian Revolving Credit Exposure of all Lenders exceeds the Aggregate Canadian Commitment Amount, as reduced pursuant to Section 4.1, as a result of fluctuation in the Exchange Rates or otherwise, the Canadian Borrowers shall immediately prepay Canadian Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 4.12. Each such prepayment shall be applied first to the Canadian Prime Loans to the full extent thereof, and then to the repurchase of Bankers’ Acceptances. If after giving effect to such prepayment of Canadian Revolving Loans, the Canadian Revolving Credit Exposure of all Lenders continues to exceed the Aggregate Canadian Commitment Amount, the Canadian Borrowers shall deposit in an account with the Canadian Funding Agent, in the name of the Canadian Funding Agent and for the benefit of the Canadian Issuing Bank and the Canadian Lenders, an amount in Canadian Dollars equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the Canadian LC Exposure. Such account shall be administered in accordance with Section 3.5(g).

Section 4.6.          Interest on Loans; Acceptance Fees.

(a)          The US Borrowers shall jointly and severally pay interest (i) on each Base Rate Loan and Swingline Loan at the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time and (ii) on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such US Loan plus the Applicable Margin in effect from time to time.

(b)          [Reserved]

(c)          The Canadian Borrowers shall jointly and severally pay interest on each Canadian Prime Loan at the Canadian Prime Rate in effect from time to time plus the Applicable Margin in effect from time to time.

(d)          Upon acceptance of Bankers’ Acceptances by the Canadian Lenders, the applicable Canadian Borrower shall pay to the Canadian Funding Agent for the benefit of the Canadian Lenders a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptances at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Canadian Contract Period for the Bankers’ Acceptances and a year of 365 days.

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(e)          While an Event of Default exists or after acceleration, at the option of the Required Lenders, the US Borrowers shall jointly and severally pay interest (“US Default Interest”) on all outstanding Obligations hereunder (A) on all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter and (B) on all Base Rate Loans and all other US Obligations hereunder (other than US Revolving Loans), at the rate in effect for Base Rate Loans, plus an additional 2% per annum. While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Canadian Borrowers shall jointly and severally pay interest (together with the US Default Interest, “Default Interest”) (i) on the principal amount of any outstanding Bankers’ Acceptance at 2% per annum until the last day of the applicable Canadian Contract Period, at which time such Bankers’ Acceptance shall be converted to a Canadian Prime Loan and (ii) on all Canadian Prime Loans and all other Canadian Obligations hereunder (other than Canadian Prime Loans), at the rate in effect for Canadian Prime Loans, plus an additional 2% per annum.

(f)          Interest on the principal amount of all Loans (excluding Loans comprised of Bankers’ Acceptances) shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans, Swingline Loans and Canadian Prime Loans shall be payable (i) quarterly in arrears on the last day of each March, June, September and December and (ii) on the Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and in the case of any Eurodollar Loans having an Interest Period in excess of three months on each day which occurs every three months after the initial date of such Interest Period. Interest on any US Loan which is converted into a US Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. Interest on any Canadian Prime Loan which is converted into a Loan consisting of Bankers’ Acceptances or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(g)          The Administrative Agent shall determine each interest rate applicable to the US Loans hereunder and shall promptly notify the Borrower Representative and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). The Canadian Funding Agent shall determine each interest rate and fees applicable to the Canadian Loans hereunder and shall promptly notify the Borrower Representative and the Canadian Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 4.7.         Fees.

(a)          The US Borrowers jointly and severally agree to pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrowers and the Administrative Agent.

(b)          The US Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each US Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused US Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the US Revolving Commitments the US Revolving Commitment of each US Lender shall be deemed used to the extent of the outstanding US Revolving Loans and US LC Exposure, but not Swingline Exposure, of such Lender.

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(c)          The Canadian Borrowers jointly and severally agree to pay to the Canadian Funding Agent for the account of each Canadian Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Canadian Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Canadian Revolving Commitments, the Canadian Revolving Commitment of each Canadian Lender shall be deemed used to the extent of the outstanding Canadian Revolving Loans and Canadian LC Exposure of such Lender.

(d)          The US Borrowers jointly and severally agree to pay (i) to the Administrative Agent, for the account of each US Lender, a letter of credit fee with respect to its participation in each US Letter of Credit, which shall accrue at a rate per annum equal to (x) the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s US LC Exposure attributable to such US Letter of Credit during the period from and including the date of issuance of such US Letter of Credit to but excluding the date on which such US Letter of Credit expires or is drawn in full (including without limitation any US LC Exposure that remains outstanding after the Commitment Termination Date), less (y) 50% of the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of cash collateral in which the US Borrowers have granted a first priority perfected Lien to the Administrative Agent to secure US LC Exposure (excluding cash collateral posted pursuant to Section 4.19(a)), and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the US LC Exposure (excluding any portion thereof attributable to unreimbursed US LC Disbursements) during the Availability Period (or until the date that such US Letter of Credit is irrevocably cancelled, whichever is later), as well as each US Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any US Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 4.6(e), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(e)          The Canadian Borrowers jointly and severally agree to pay (i) to the Canadian Funding Agent, for the account of each Canadian Lender, a letter of credit fee with respect to its participation in each Canadian Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Bankers’ Acceptances then in effect on the average daily amount of such Lender’s Canadian LC Exposure attributable to such Canadian Letters of Credit during the period from and including the date of issuance of such Canadian Letters of Credit to but excluding the date on which such Canadian Letter of Credit expires or is drawn in full (including without limitation any Canadian LC Exposure that remains outstanding after the Commitment Termination Date), and (ii) to the Canadian Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Canadian LC Exposure (excluding any portion thereof attributable to unreimbursed Canadian LC Disbursements) during the Availability Period (or until the date that such Canadian Letter of Credit is irrevocably cancelled, whichever is later), as well as the Canadian Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Canadian Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 4.6(e), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(f)          The US Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable benefit of each US Lender, the upfront fee previously agreed upon by the US Borrowers and the Administrative Agent, which shall be due and payable on the Closing Date.

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(g)          The Canadian Borrowers jointly and severally agree to pay to the Canadian Funding Agent, for the benefit of each Canadian Lender, the upfront fee previously agreed upon by the Canadian Borrowers and the Canadian Funding Agent, which shall be due and payable on the Closing Date.

(h)          Anything herein to the contrary notwithstanding, during such period as a US Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its US Revolving Commitment during such period pursuant to Section 4.7(b) or letter of credit fees accruing during such period pursuant to Section 4.7(d), (without prejudice to the rights of the US Lenders other than Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the US LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 4.19, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective US Revolving Commitments and (b) to the extent any portion of such US LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the relevant US Issuing Bank. The pro rata payment provisions of Section 4.15 shall automatically be deemed adjusted to reflect the provisions of this subsection (h).

(i)          Accrued fees under paragraphs (b) through (e) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2013, on the Commitment Termination Date (and if later, the date the Loans and the LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Commitment Termination Date shall be payable on demand.

Section 4.8.          Computation of Interest and Fees. Except as otherwise provided herein, interest hereunder based on the Administrative Agent’s prime lending rate or the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by any Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 4.9.          Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(a)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(b)          the Administrative Agent shall have received notice from the Required US Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such US Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower Representative and to the US Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower Representative and the US Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the US Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Base Rate Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the US Borrowers prepay such Loans in accordance with this Agreement. Unless the Borrower Representative notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of US Revolving Borrowing has previously been given that the US Borrowers elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

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Section 4.10.         Illegality. If any Change in Law shall make it unlawful or impossible for any US Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower Representative and the other US Lenders, whereupon until such US Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such suspension no longer exist, the obligation of such US Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding US Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such US Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such US Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such US Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such US Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected US Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such US Lender in the good faith exercise of its discretion.

Section 4.11.         Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)         impose on any Lender or on any Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; or

(iii)        subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then from time to time, within five (5) Business Days after receipt by the Borrower Representative of written notice and demand by such Lender or Issuing Bank (with a copy of such notice and demand to the Administrative Agent), the US Borrowers shall jointly and severally indemnify any such US Lender or such US Issuing Bank, and the Canadian Borrowers shall jointly and severally indemnify any such Canadian Issuing Bank, for such additional amount or amounts sufficient to compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

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(b)          If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital (or on the capital of such Lender’s or such Issuing Bank’s Parent Company) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Lender’s or such Issuing Bank’s Parent Company with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower Representative of written demand by such Lender (with a copy thereof to the Administrative Agent), the US Borrowers shall jointly and severally indemnify any such US Lender or the US Issuing Bank, and the Canadian Borrowers shall jointly and severally indemnify any such Canadian Issuing Bank, for such additional amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s Parent Company for any such reduction suffered.

(c)          A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s Parent Company, as the case may be, specified in paragraph (a) or (b) of this Section 4.11, and containing a reasonably detailed calculation of such compensation, shall be delivered to the Borrower Representative (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)          Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 4.11 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation.

Section 4.12.         Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by any US Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the US Borrowers shall jointly and severally compensate each US Lender, within five (5) Business Days after written demand from such US Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such US Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the US Borrowers failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 4.12 submitted to the Borrower Representative by any US Lender (with a copy to the Administrative Agent), containing a reasonably detailed calculation of such compensation, shall be conclusive, absent manifest error.

Section 4.13.         Taxes.

(a)          For purposes of this Section 4.13, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

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(b)          Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrowers or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)          In addition, without limiting the provisions of subsection (a) of this Section, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          The US Borrowers shall jointly and severally indemnify each US Recipient and the Canadian Borrowers shall jointly and severally indemnify each Canadian Recipient, in each case within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrowers by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be conclusive, absent manifest error.

(e)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Loan Party to a Governmental Authority, the Borrowers or other Loan Party, as applicable, shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Agent.

(f)          Tax Forms.

(i)          Any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.

(ii)         Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower Representative and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrowers or the Administrative Agent, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the Borrowers or the Administrative Agent), whichever of the following is applicable:

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(A)         if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;

(C)          if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrowers hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrowers within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrowers within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or

(D)          if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.

(iii)          Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower Representative and the Administrative Agent of its inability to update such form or certification.

(g)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

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Section 4.14.         Residency of Canadian Lenders and Canadian Funding Agent

(a)          Each Canadian Lender represents and warrants to the Canadian Borrowers, the Administrative Agent, and the Canadian Funding Agent that it is (i) resident in Canada for purposes of the ITA or (ii) deemed to be resident in Canada for purposes of Part XIII of the ITA in respect of any amounts paid or credited to it under this Agreement. Each Canadian Lender further represents and warrants to the Canadian Borrowers and the Agents that in respect of any amounts paid or credited to it under this Agreement, such Canadian Lender will be entitled to receive such amount free and clear of, and without any obligation on the part of the Canadian Borrowers to make any withholding or deduction for or on account of any taxes imposed by Canada or any subdivision or taxing authority thereof. Each Canadian Lender covenants and agrees to promptly advise the Canadian Borrowers and the Agents if either representation becomes incorrect in any material respect, to cooperate with the Canadian Borrowers and the Agents and to provide information necessary to determine the amount of any deduction or withholding of taxes in respect of payments made to such Canadian Lender as contemplated in Section 4.13. A Canadian Lender shall no longer be entitled to receive any payment under Section 4.13 if (i) no Event of Default has occurred and is continuing and (ii) such Canadian Lender ceases to be (i) resident in Canada for purposes of the ITA or (ii) deemed to be resident in Canada for purposes of Part XIII of the ITA in respect of any amounts paid or credited to it under this Agreement. Notwithstanding the foregoing, the provisions of this Section 4.14(a) shall cease to apply from the time that the Department of Finance (Canada) has publicly proposed legislation to amend the ITA applicable to interests payments on the Canadian Obligations which has the effect of eliminating Canadian withholding tax thereon under Part XIII of the ITA if paid to a non-resident of Canada.

(b)          The Canadian Funding Agent represents and warrants to the Canadian Borrowers and the Administrative Agent that it is (i) resident in Canada for purposes of the ITA or (ii) deemed to be resident in Canada for purposes of Part XIII of the ITA in respect of any amounts paid or credited to it under this Agreement. The Canadian Funding Agent further represents and warrants to the Canadian Borrowers and the Administrative Agent that in respect of any amounts paid or credited to it under this Agreement, the Canadian Funding Agent will be entitled to receive such amount free and clear of, and without any obligation on the part of the Canadian Borrowers to make any withholding or deduction for or on account of any taxes imposed by Canada or any subdivision or taxing authority thereof. The Canadian Funding Agent covenants and agrees to promptly advise the Canadian Borrowers and the Administrative Agent if either representation becomes incorrect in any material respect, and to cooperate with the Canadian Borrowers and to provide information necessary to determine the amount of any deduction or withholding of taxes in respect of payments made to such Canadian Lender as contemplated in Section 4.13. The Canadian Funding Agent shall no longer be entitled to receive any payment under Section 4.13 if it ceases to be (i) resident in Canada for purposes of the ITA or (ii) deemed to be resident in Canada for purposes of Part XIII of the ITA in respect of any amounts paid or credited to it under this Agreement. Notwithstanding the foregoing, the provisions of this Section 4.14(b) shall cease to apply from the time that the Department of Finance (Canada) has publicly proposed legislation to amend the ITA applicable to interests payments on the Canadian Obligations which has the effect of eliminating Canadian withholding tax thereon under Part XIII of the ITA if paid to a non-resident of Canada.

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Section 4.15.         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 4.11, 4.12 or 4.13, or otherwise) prior to 12:00 noon (New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the applicable Agent at its Payment Office, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 4.11, 4.12 and 4.13 and 13.3 shall be made directly to the Persons entitled thereto. Each Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments with respect to the principal, interest and fees related to the US Revolving Commitments shall be made in US Dollars. All payments with respect to the principal, interest and fees related to the Canadian Revolving Commitments shall be made in Canadian Dollars.

(b)          If any US Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its US Revolving Loans or participations in US LC Disbursements or Swingline Loans that would result in such US Lender receiving payment of a greater proportion of the aggregate amount of its  Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the US Lender receiving such greater proportion shall: (x) purchase (for cash at face value) participations in the Revolving  Credit Exposure of such other US Lenders and (y) make a payment on behalf of the Canadian Borrowers to the Canadian Funding Agent  for the benefit of the Canadian Lenders, in each case to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided, that (i) if any such participations are purchased  or payments are made and all or any portion of the payment giving rise thereto is recovered, such participations  and payments to Canadian Lenders shall be rescinded and the purchase price  and payments restored to the extent of such recovery, without interest, (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the US Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a US Lender as consideration for the assignment of or sale of a participation in any of its US  Revolving Credit Exposure  to any assignee or participant, other than to any Loan Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply) and (iii) notwithstanding the foregoing, the US Revolving Credit Exposure of the US Lender who exercised such right of set-off or counterclaim shall not be reduced by the amount so allocated to the  payment of the Canadian Revolving Credit Exposure.    The Borrowers  acknowledge and consent to the foregoing.  The US Borrowers agree, to the extent  they may effectively do so under applicable law, that any US Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the  US  Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such US Lender were a direct creditor of the US Borrowers in the amount of such participation.

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(c)          If any Canadian Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Canadian Revolving Loans or participations in Canadian LC Disbursements that would result in such Canadian Lender receiving payment of a greater proportion of the aggregate amount of its Canadian Revolving Loans and participations in Canadian LC Disbursements and accrued interest thereon than the proportion received by any other Canadian Lender, then the Canadian Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Canadian Revolving Loans and participations in Canadian LC Disbursements of such other Canadian Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Canadian Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Canadian Revolving Loans and participations in Canadian LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Canadian Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Canadian Lender as consideration for the assignment of or sale of a participation in any of its Canadian Loans or participations in Canadian LC Disbursements to any assignee or participant, other than to any Loan Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Canadian Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Canadian Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Canadian Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Canadian Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)          Unless the Agents shall have received notice from the Borrower Representative prior to the date on which any payment is due to either Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Agents may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the applicable Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Agent, at the greater of the Federal Funds Rate and a rate determined by the applicable Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.4(d), 2.5(d), 2.5(e), 2.6(a), 3.5(d), 3.5(e), 4.15(c) or 13.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)          Notwithstanding anything herein to the contrary, any amount paid by the Borrowers for the account of a Defaulting Lender with a US Revolving Commitment under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Commitment Termination Date applicable to such Defaulting Lender at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to any US Issuing Bank and the Swingline Lender under this Agreement, third to the payment of interest due and payable to the US Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the US Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed US LC Disbursements then due and payable to the US Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the US Lenders hereunder that are not Defaulting Lenders, seventh to reimburse the Borrowers for any expenses related to the Cash Collateralization of the unreallocation portion (as such term is defined below) of the US LC Exposure and Swingline Exposure of such Defaulting Lender pursuant to Section 4.19(a)(2), and eighth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

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Section 4.16.         Waterfall

(a)          Subject to the provisions of this Agreement, all payments made by or on behalf of a US Borrower before the exercise of any rights arising under Article X, or otherwise, shall be applied by the Administrative Agent in each instance in the following order:

(i)          first, in payment of any amounts due and payable as and by way of recoverable expenses hereunder;

(ii)         second, in payment of any interest, default interest or fees then due and payable on or in respect of the US Loans;

(iii)        third, in repayment of any principal amounts of the US Loans; and

(iv)        fourth, in payment of any other US Obligations then due and payable by the Borrowers hereunder or in connection herewith.

(b)          Subject to the provisions of this Agreement, all payments made by or on behalf of a Canadian Borrower before the exercise of any rights arising under Article X, or otherwise, shall be applied by the Canadian Funding Agent in each instance in the following order:

(i)          first, in payment of any amounts due and payable as and by way of recoverable expenses hereunder;

(ii)         second, in payment of any interest, default interest or fees then due and payable on or in respect of the Canadian Loans;

(iii)        third, in repayment of any principal amounts of the Canadian Loans; and

(iv)        fourth, in payment of any other Canadian Obligations then due and payable by the Borrowers hereunder or in connection herewith.

(c)          All payments made by or on behalf of the US Borrowers after the exercise of any rights arising under Article X shall be applied by the Administrative Agent in each instance in the following order:

(i)          first, in payment of the reasonable costs and expenses of any realization against a US Borrower or of its property and assets, including the reasonable out-of-pocket expenses of the Agents, the Issuing Banks and Lenders and the reasonable fees and out-of-pocket expenses of counsel, consultants and other advisers employed in connection therewith and in payment of all costs and expenses incurred by the Agents, the Issuing Banks and Lenders in connection with the administration and enforcement of this Agreement or the other Documents, to the extent that those funds, costs and expenses shall not have been reimbursed to the Agents, the Issuing Banks and Lenders;

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(ii)         second, in payment of any interest, default interest or fees then due and payable on or in respect of the Loans;

(iii)        third, to the aggregate outstanding principal amount of the Loans, the US LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the secured parties based on their respective pro rata shares of the aggregate amount of such Loans, US LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;

(iv)        fourth, to the payment of any other Obligations outstanding under this Agreement and under any other agreements applicable to outstanding Loans by a Borrower; and

(v)         fifth, the return of the balance, if any, to a US Borrower or such other person or persons who may be entitled at law or, in each case, their respective successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(d)          All payments made by or on behalf of the Canadian Borrowers after the exercise of any rights arising under Article X shall be applied by the Canadian Funding Agent in each instance in the following order:

(i)          first, in payment of the reasonable costs and expenses of any realization against a Canadian Borrower or of its property and assets, including the reasonable out-of-pocket expenses of the Canadian Funding Agent, the Canadian Issuing and Canadian Lenders and the reasonable fees and out-of-pocket expenses of counsel, consultants and other advisers employed in connection therewith and in payment of all costs and expenses incurred by the Canadian Funding Agent, the Canadian Issuing Bank and the Canadian Lenders in connection with the administration and enforcement of this Agreement or the other Documents, to the extent that those funds, costs and expenses shall not have been reimbursed to the Canadian Funding Agent, the Canadian Issuing Bank and the Canadian Lenders;

(ii)         second, in payment of any interest, default interest or fees then due and payable on or in respect of the Canadian Loans;

(iii)        third, in repayment of any principal amounts of the Canadian Loans;

(iv)        fourth, to the payment of any other Canadian Obligations outstanding under this Agreement and under any other agreements applicable to outstanding Canadian Loans by a Canadian Borrower; and

(v)         fifth, the return of the balance, if any, to a Canadian Borrower or such other person or persons who may be entitled at law or, in each case, their respective successors or assigns, or as a court of competent jurisdiction may otherwise direct.

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Section 4.17.         Increase of Commitments; Additional Lenders.

(a)          At any time before the Commitment Termination Date, so long as no Event of Default has occurred and is continuing, the Borrower Representative may, upon at least 30 days’ written notice to the Administrative Agent, propose to increase the US Revolving Commitments by an aggregate amount not to exceed $460,000,000 (for an aggregate amount of Revolving Commitments (including all Bond Purchase Facilities) up to $1,500,000,000) (the amount of any such increase, the “Additional Commitment Amount”), of which up to $50,000,000 may be applied to increase the Canadian Revolving Commitments; provided however that the Additional Commitment Amount may not exceed $210,000,000 without the prior written consent of the Administrative Agent. No Lender (or any successor thereto) shall have any obligation to increase its Commitments or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Commitments shall be made in its sole discretion independently from any other Lender.

(b)          The Borrower Representative may designate the banks and other financial institutions (which may be, but need not be, one or more of the existing Lenders) to provide the incremental Revolving Commitments; provided, however, that any new bank or financial institution that is not already a Lender (each, an “Additional Lender”) must be acceptable to the Administrative Agent and, with respect to an increase in the Canadian Revolving Commitments, the Canadian Funding Agent, which acceptances will not be unreasonably withheld or delayed. The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c)          An increase in the aggregate amount of the Commitments pursuant to this Section 4.17 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrowers, by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, and such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the increase in the Commitments and such opinions of counsel for the Loan Parties with respect to the increase in the Commitments as the Administrative Agent may reasonably request. The Additional Commitment Amount, shall, on the date of the effectiveness of the applicable increase, be added to the then existing Revolving Commitments, and all extensions of credit pursuant thereto shall have the same terms as those that apply to the extensions of credit pursuant to the existing Revolving Commitments.

(d)          Upon the acceptance of any such supplement or joinder by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Commitments added through such supplement or joinder, and Schedule II shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments (and upon request of any party, the Administrative Agent will promptly circulate the updated Schedule II to all parties hereto).

(e)          Upon any increase in the aggregate amount of the US Revolving Commitments pursuant to this Section 4.17 that is not pro rata among all US Lenders, (x) within five (5) Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the US Borrowers shall prepay such Loans in their entirety and, to the extent the US Borrowers elect to do so and subject to the conditions specified in Article V, the US Borrowers shall reborrow Loans from the US Lenders in proportion to their respective US Revolving Commitments after giving effect to such increase, until such time as all outstanding US Loans are held by the US Lenders in proportion to their respective US Revolving Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each US Lender in each US Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the US Lenders shall hold participations in each such US Letter of Credit in proportion to their respective US Revolving Commitments.

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(f)          Upon any increase in the aggregate amount of the Canadian Revolving Commitments pursuant to this Section 4.17 that is not pro rata among all Canadian Lenders, (x) within five (5) Business Days, in the case of any Canadian Prime Rate Loans then outstanding, the Canadian Borrowers shall prepay such Loans in their entirety and, to the extent the Canadian Borrowers elect to do so and subject to the conditions specified in Article V, the Canadian Borrowers shall reborrow Loans from the Canadian Lenders in proportion to their respective Canadian Revolving Commitments after giving effect to such increase, until such time as all outstanding Canadian Prime Rate Loans are held by the Canadian Lenders in proportion to their respective Canadian Revolving Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Canadian Lender in each Canadian Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Canadian Lenders shall hold participations in each such Canadian Letter of Credit in proportion to their respective Canadian Revolving Commitments.

Section 4.18.         Mitigation of Obligations. If any Lender requests compensation under Section 4.11, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 4.11 or Section 4.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers jointly and severally agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 4.19.         Reallocation and Cash Collateralization of Defaulting Lender Commitment.

(a)          If a US Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(1)         the US LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such US Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective US Revolving Commitments (calculated as if the Defaulting Lender’s US Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s US Revolving Commitment had been increased proportionately); provided that (a) the sum of each Non-Defaulting Lender’s total US Revolving Credit Exposure may not in any event exceed the US Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) no Default or Event of Default has occurred and is continuing and (c) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the US Borrowers, the Administrative Agent, any US Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

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(2)         to the extent that any portion (the “unreallocated portion”) of the US LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (1) for any reason, the US Borrowers will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the applicable US Issuing Bank and/or the Swingline Lender), (a) Cash Collateralize the obligations of the US Borrowers to such Issuing Bank or Swingline Lender in respect of such US LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the US LC Exposure and Swingline Exposure of such Defaulting, or (b) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, the US Issuing Banks and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b)          If the US Borrowers, the Administrative Agent, the US Issuing Banks and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the US LC Exposure and the Swingline Exposure of the other US Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such US Lender will purchase at par such portion of outstanding US Revolving Loans of the other US Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the US Revolving Credit Exposure of the US Lenders to be on a pro rata basis in accordance with their respective US Revolving Commitments, whereupon such US Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such US Revolving Credit Exposure of each US Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the US LC Exposure or Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the US Borrowers; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the US Borrowers while such US Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such US Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 5.1.          Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Banks to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 13.2).

(a)          The Administrative Agent shall have received payment of all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of other fees and all out-of-pocket expenses of the Administrative Agent and the Joint Lead Arrangers (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and one counsel to the Canadian Funding Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Joint Lead Arrangers.

(b)          (x) No Default or Event of Default shall exist, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since December 31, 2011, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect .

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(c)          The Administrative Agent (or its counsel) shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(i)          a counterpart of this Agreement signed by or on behalf of the Borrowers, the Administrative Agent and the Lenders, or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement or such amendment, as the case may be) that such party has signed a counterpart of this Agreement or such amendment, as the case may be;

(ii)         the Fee Letter, duly executed by the Borrowers, the Administrative Agent and SunTrust Robinson Humphrey, Inc.

(iii)        the Guaranty Agreement duly executed by Bayonne Industries, Inc., IMTT-Gretna, IMTT-BC, IMTT-Pipeline, IMTT-BX, IMTT-Richmond-CA, IMTT-Petroleum Management, Oil Mop, L.L.C., St. Rose Nursery, Inc., East Jersey Railroad and Terminal Company, IMTT-Geismar, IMTT-Illinois, IMTT-Virginia and IMTT-Finco, LLC;

(iv)        the Pledge Agreement duly executed by ITT-NTL, Inc. and International-Matex Tank Terminals together with stock certificates evidencing 65% of the Equity Interests of the Canadian Borrowers and stock powers executed in blank;

(v)         certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties;

(vi)        copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by each of the Existing Lenders or the administrative agent thereof;

(vii)       the Amended and Restated BB&T Guaranty and Credit Agreement dated as of the Closing Date among the Loan Parties, Branch Banking and Trust Company as administrative agent and the lenders from time to time parties thereto (the “BB&T Agreement”), and amendments to the related Indentures of Trusts dated November 1, 2010, and December 1, 2010, duly executed by all parties and in form and substance reasonably satisfactory to the Administrative Agent including the extension of the mandatory purchase date contemplated therein;

(viii)      a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(ix)         certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with a certificate of good standing or existence, as may be available from the Secretary of State (or equivalent) of the jurisdiction of organization of such Loan Party;

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(x)          favorable written opinions of Coleman, Johnson, Artigues & Jurisich, L.L.C. and Phelps Dunbar, LLP, U.S. counsel to the Loan Parties, and a favorable written opinion of Heenan Blaikie Aubut, Canadian counsel to the Loan Parties, in each case addressed to the Administrative Agent, Issuing Banks and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(xi)         an officer’s certificate, dated the Closing Date and signed by a Responsible Officer of the Loan Parties, certifying that the conditions set forth in Section 5.1(b) have been satisfied;

(xii)        certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired or been terminated, and no investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing, or certification that no such consents, approvals, authorizations, registrations and filings and orders are required;

(xiii)       copies of (A) the internally prepared quarterly financial statements of the Loan Parties and their Subsidiaries on a combined basis for the Fiscal Quarter ending on September 30, 2012, (B) the audited combined financial statements for the Loan Parties and their Subsidiaries for the Fiscal Year ending December 31, 2011 and (C) and financial projections in reasonable detail prepared on an annual basis for the Fiscal Years 2013 through 2017;

(xiv)      all documentation and other information that the Administrative Agent requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Without limiting the generality of the provisions of this Section 5.1, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that executes this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2.          Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)          at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)          at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, other than representations or warranties which relate to an earlier date, in which case such representations and warranties shall have been true and correct on such earlier date;

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(c)          the applicable Borrower shall have delivered the required Notice of US Revolving Borrowing or Notice of Canadian Prime Rate Borrowing; and

(d)          the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 5.2.

In addition to the other conditions precedent herein set forth, if any US Lender is a Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, set forth in this Section 5.2, no US Issuing Bank will be required to issue, amend or increase any US Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related US LC Exposure and Swingline Exposure is fully covered or eliminated by any combination satisfactory to the relevant US Issuing Bank or the Swingline Lender, as the case may be, of the following:

(i) in the case of a Defaulting Lender, the US LC Exposure and Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future US Letters of Credit and Swingline Exposure, to the Non-Defaulting Lenders as provided in Section 4.19(a)(1) above; and

(ii) in the case of a Defaulting Lender, without limiting the provisions of Section 4.19(a)(2), the US Borrowers Cash Collateralize their reimbursement obligations in respect of such US Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or the US Borrowers make other arrangements satisfactory to the Administrative Agent, the US Issuing Banks and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;

(iii)        in the case of a Defaulting Lender, the US Borrowers agree that the face amount of such requested US Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such US Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Revolving Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 4.15 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total US Revolving Credit Exposure may not in any event exceed the US Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction provided, however that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed its Revolving Commitment, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the US Borrowers, the Administrative Agent, any US Issuing Bank, the Swingline Lender or any other US Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

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Section 5.3.          Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article V, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Agents and each Lender as follows:

Section 6.1.          Existence; Power. Each of the Loan Parties and their Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 6.2.          Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrowers, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrowers or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 6.3.          Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrowers of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirements of Law applicable to any Loan Parties or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on any Loan Parties or any of their assets or give rise to a right thereunder to require any payment to be made by any Loan Parties and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

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Section 6.4.          Financial Statements. The Borrowers have furnished to each Lender (i) the audited combined balance sheet of the Loan Parties and their Subsidiaries as of December 31, 2011 and the related combined statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by KPMG, LLP and (ii) the unaudited combined and combining balance sheet of the Loan Parties and their Subsidiaries as of September 30, 2012, and the related unaudited combined and combining statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present the combined financial condition of the Loan Parties and their Subsidiaries as of such dates and the combined results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).

Section 6.5.          Litigation and Environmental Matters.

(a)          No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against or affecting any Loan Parties (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)          Except for the matters set forth on Schedule 6.5, none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in each case with respect to Environmental Liabilities that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.6.          Compliance with Laws and Agreements. The Loan Parties and their Subsidiaries are in compliance with all Requirements of Law and all judgments, decrees and orders of any Governmental Authority except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties are in compliance with all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.7.          Investment Company Act, Etc. None of the Loan Parties is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

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Section 6.8.          Taxes. The Loan Parties and each other Person for whose taxes any Loan Party could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP or where failure to do so would not be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Loan Parties in respect of such taxes are adequate, and no tax liabilities that could have a Material Adverse Effect are anticipated.

Section 6.9.          Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation U. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 6.10.         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than $30,000,000, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $30,000,000.

Section 6.11.         Ownership of Property.

(a)          The Loan Parties have good title to, or valid leasehold interests in, all of their real and personal property material to the operation of their businesses taken as a whole, including all such properties reflected in the most recent audited combined balance sheet of the Loan Parties and their Subsidiaries referred to in Section 6.4 or purported to have been acquired by the Loan Parties after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Loan Parties taken as a whole are valid and subsisting and are in full force.

(b)          The Loan Parties own, or are licensed, or otherwise have the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to their businesses taken as a whole, and the use thereof by the Loan Parties does not infringe in any material respect on the rights of any other Person.

(c)          The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

Section 6.12.         Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Loan Parties are subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Loan Parties are required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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Section 6.13.         Labor Relations. As of the Closing Date, there are no strikes, lockouts or other labor disputes or grievances against the Loan Parties having a Material Adverse Effect, or, to the knowledge of any Borrower, threatened against or affecting the Loan Parties, and no significant unfair labor practice, charges or grievances are pending against the Loan Parties, or to the knowledge of the Borrowers, threatened against any of them before any Governmental Authority. As of the Closing Date, all payments due from the Loan Parties pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of any Loan Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.14.         Subsidiaries. Schedule 6.14 sets forth the name of, the Equity Interests of the Loan Parties in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Loan Party or Unrestricted Subsidiary, in each case as of the Closing Date.

Section 6.15.         Insolvency. On the Closing Date, after giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, none of the Loan Parties will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated. With respect to each Person becoming a Loan Party after the Closing Date, on the date of, and after giving effect to, the execution and delivery of the Guaranty Agreement, such Person is not “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 6.16.         OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other US Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.17.         Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 7.1.          Financial Statements and Other Information. The Borrowers will deliver to the Administrative Agent and each Lender:

(a)          as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrowers (including, for the avoidance of doubt, the Fiscal Year ending on December 31, 2012), (i) a copy of the annual audited report for such Fiscal Year for the Loan Parties, containing a combined balance sheet of the Loan Parties as of the end of such Fiscal Year and the related combined statements of income, ownership equity and cash flows (together with all footnotes thereto) of the Loan Parties for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by KPMG, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Loan Parties for such Fiscal Year on a combined basis in accordance with GAAP and that the examination by such accountants in connection with such combined financial statements has been made in accordance with generally accepted auditing standards; and (ii) the combining unaudited balance sheet of the Loan Parties as of the end of such Fiscal Year and the related combining unaudited statements of income of the Loan Parties for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by a Responsible Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Loan Parties on a combining basis in accordance with GAAP;

(b)          as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrowers (other than the fourth Fiscal Quarter of each Fiscal Year), an unaudited combined balance sheet of the Loan Parties as of the end of such Fiscal Quarter and the related unaudited combined statements of income and cash flows of the Loan Parties for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Borrowers’ previous Fiscal Year;

(c)          concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of the Borrower Representative;

(d)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Loan Parties with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Loan Parties to their equity holders generally, as the case may be;

(e)          promptly following an acquisition for which the Borrowers wish to include Combined Acquisition EBITDA Adjustments for purposes of calculating the Leverage Ratio required under Section 8.1, quarterly financial statements demonstrating in reasonable detail the historical Combined EBITDA for the trailing four-quarter period attributable to any Person that is acquired by, and itself becomes, a Loan Party, or the business or assets of any Person or operating division or business unit of any Person acquired by a Loan Party; and

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(f)          promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of any Loan Party or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 7.2.          Notices of Material Events. The Borrowers will furnish to the Administrative Agent, the Canadian Funding Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default;

(b)          the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrowers, affecting any Loan Party or any Subsidiary thereof which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any event or any other development by which any Loan Party (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)          the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to the Loan Parties in an aggregate amount exceeding $30,000,000;

(e)          the occurrence of any default or event of default, or the receipt by any Loan Party of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of any Loan Party; and

(f)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 7.3.          Existence; Conduct of Business. The Borrowers will, and will cause each of the Loan Parties to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 7.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.3.

Section 7.4.          Compliance with Laws, Etc. The Borrowers will, and will cause each of the Loan Parties to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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Section 7.5.          Payment of Obligations. The Borrowers will, and will cause each of the Loan Parties to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 7.6.          Books and Records. The Borrowers will, and will cause each of the Loan Parties to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the combined financial statements of the Loan Parties in conformity with GAAP.

Section 7.7.          Visitation, Inspection, Etc. The Borrowers will, and will cause each of the Loan Parties to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent, the Canadian Funding Agent or any Lender may reasonably request after reasonable prior notice to the Borrower Representative; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 7.8.          Maintenance of Properties; Insurance. The Borrowers will, and will cause each of the Loan Parties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 7.9.          Use of Proceeds and Letters of Credit. The Borrowers will use the proceeds of all Loans to refinance Indebtedness outstanding on the Closing Date, to finance working capital needs, capital expenditures, dividends and distributions and for other general corporate purposes of the Borrowers and the other Loan Parties. Letters of Credit may be issued to support tax-exempt bonds and for other general corporate purposes of the Borrowers and the Loan Parties. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 7.10.         Additional Subsidiaries.

(a)          If any Subsidiary is acquired or formed by a Loan Party after the Closing Date, the Borrower Representative will promptly notify the Administrative Agent and, within thirty (30) days after any such Subsidiary is acquired or formed, either (x) the Borrower Representative will designate such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent or (y) the Borrowers will, or will cause the applicable Loan Party to, cause such Subsidiary to become a Guarantor in accordance with Section 7.10(c).

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(b)          If IMTT Holdings (or any Subsidiary of IMTT Holdings that is not a Loan Party) has, acquires or forms a Subsidiary, the Borrowers may also, at their sole option, declare such Subsidiary to be a Guarantor (and a Loan Party) by causing such Subsidiary to become a Guarantor in accordance with Section 7.10(c).

(c)          A Subsidiary shall become an additional Guarantor by executing and delivering to the Administrative Agent a supplement to the Guaranty Agreement in form and substance reasonably satisfactory to the Administrative Agent, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 5.1(d), and (iii) such other documents as the Administrative Agent may reasonably request. No Subsidiary that becomes a Guarantor shall thereafter cease to be a Guarantor or be entitled to be released or discharged from its obligations under the Guaranty Agreement.

(d)          Once a Person becomes a Loan Party, it cannot thereafter be declared an Unrestricted Subsidiary.

(e)          If either (i) the Borrower Representative designates a Subsidiary to be an Unrestricted Subsidiary pursuant to Section 7.10(a) or (ii) IMTT Holdings (or any Subsidiary of IMTT Holdings that is not a Loan Party) has, acquires or forms a Subsidiary that does not become a Guarantor pursuant to Section 7.10(b), (1) such Subsidiary shall not be a Loan Party, (2) the affirmative and negative covenants set forth in Articles VII and IX shall not apply to such Subsidiary and (3) the Equity Interests in any such Subsidiary may be pledged to lenders of such Subsidiary.

ARTICLE VIII

FINANCIAL COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 8.1.          Leverage Ratio. The Loan Parties will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2013, a Leverage Ratio of not greater than 5.00:1.00.

Section 8.2.          Interest Coverage Ratio. The Loan Parties will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2013, an Interest Coverage Ratio of not less than 3.00:1.00.

Section 8.3.          Project EBITDA Adjustments. To include Combined Material Project EBITDA Adjustments for purposes of the Leverage Ratio set forth in Section 8.1, the Loan Parties shall deliver to the Administrative Agent, at least 60 days prior to the date on which the Loan Parties expect to include any Combined Material Project EBITDA Adjustment for purposes of calculating the Leverage Ratio, projections in reasonable detail setting forth such Combined Material Project EBITDA Adjustment for each of the following four consecutive fiscal quarters. The Administrative Agent shall notify the Borrower Representative no later than 30 days after receipt of such projections as to whether any proposed Combined Material Project EBITDA Adjustment is approved. The Administrative Agent shall promptly deliver to the Lenders copies of any projections it receives setting forth any proposed Combined Material Project EBITDA Adjustment, and the Administrative Agent shall notify the Lenders of whether any proposed Combined Material Project EBITDA Adjustment is approved, promptly after notifying the Borrower Representative thereof.

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ARTICLE IX

NEGATIVE COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 9.1.          Indebtedness and Preferred Equity. The Borrowers will not, and will not permit any of the other Loan Parties to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness created or incurred pursuant to or under the Loan Documents, including without limitation all bonds purchased under a Bond Purchase Facility established in accordance with this Agreement;

(b)          Indebtedness of the Loan Parties existing on the date hereof and set forth on Schedule 9.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)          Indebtedness of any Loan Party owed to any other Loan Party; provided, however, that Indebtedness of any Canadian Borrower owed to a US Loan Party shall be subject to the limitations described in Section 9.4(g);

(d)          Guarantees by any Loan Party of Indebtedness owed by any other Loan Party; provided, however, that Guarantees by any US Loan Party of Indebtedness of any Canadian Borrower shall be subject to the limitations described in Section 9.4(g);

(e)          Indebtedness of any Person which becomes a Loan Party after the date of this Agreement; provided, that such Indebtedness exists at the time that such Person becomes a Loan Party and is not created in contemplation of or in connection with such Person becoming a Loan Party;

(f)          Hedging Obligations permitted by Section 9.9;

(g)          Intercompany Taxable Bond Obligations issued after the Closing Date in an aggregate amount not to exceed $350,000,000 at any one time outstanding;

(h)          Go-Zone Bonds Obligations and Tax-Exempt Bond Obligations issued after the Closing Date in an aggregate amount not to exceed $300,000,000 at any one time outstanding;

(i)          Indebtedness of the Loan Parties created or incurred pursuant to or under the BB&T Agreement in an aggregate amount not to exceed $182,881,076.27 at any one time outstanding; and

(j)          other Indebtedness of the Loan Parties to the extent that after giving effect to the incurrence of such Indebtedness, the Borrowers would be in compliance with Section 8.1; provided, however, that no more than $25,000,000 of the principal amount of such Indebtedness may be secured by Liens permitted under Section 9.2(i).

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Section 9.2.          Negative Pledge. The Borrowers will not, and will not permit any of the other Loan Parties to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)          Permitted Encumbrances;

(b)          Liens securing the Obligations;

(c)          any Liens on any property or asset of the Loan Parties existing on the Closing Date set forth on Schedule 9.2; provided, that such Lien shall not apply to any other property or asset of the Loan Parties;

(d)          any Lien (i) existing on any asset of any Person at the time such Person becomes a Loan Party, (ii) existing on any asset of any Person at the time such Person is merged with or into any Loan Party or (iii) existing on any asset prior to the acquisition thereof by any Loan Party; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Loan Party or the date of such merger or the date of such acquisition;

(e)          extensions, renewals, or replacements of any Lien referred to in paragraphs (b) and (c) of this Section 9.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f)          Liens on the Equity Interests of Unrestricted Subsidiaries owned by Loan Parties to secure Indebtedness owed by such Unrestricted Subsidiaries;

(g)          Liens on infrastructure improvements made on the property of the Loan Parties in an aggregate amount not to exceed $50,000,000, to the extent covered by the terminalling agreements between the Loan Parties on the one hand and their customers on the other hand, which infrastructure improvements are legally owned by customers of the Borrowers during the duration of the terminalling agreements but treated as assets of the Loan Parties under GAAP;

(h)          Liens (including capital leases) in favor of the Governmental Authorities issuing Go-Zone Bonds and Tax Exempt Bonds permitted under Section 9.1(h) so long as such Liens only apply to the improvements or facility financed with the proceeds from the issuance of such GO-Zone Bonds and Tax-Exempt Bonds, and capital leases of improvements or facilities by the Loan Parties from Governmental Authorities that issue Intercompany Taxable Bonds permitted under Section 9.1(g) solely to the extent such improvements and facilities are required to be owned by such Governmental Authorities in order to obtain the related ad valorem property tax exemptions; and

(i)          Liens on the assets of Loan Parties securing other Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $25,000,000 at any time.

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Section 9.3.          Fundamental Changes.

(a)          The Borrowers will not, and will not permit any of the other Loan Parties to, merge into, amalgamate with or consolidate into any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or any material portion of the assets of the Loan Parties taken as a whole (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) any Loan Party may sell, lease, transfer or otherwise dispose of any assets to a US Borrower, and may merge with a US Borrower as long as such US Borrower is the surviving Person, (ii) any Guarantor may sell, lease, transfer or otherwise dispose of any assets to, and may merge with, another Guarantor, (iii) any Canadian Borrower may sell, lease, transfer or otherwise dispose of any assets to, and may merge with, another Canadian Borrower, and (iv) any Loan Party may merge with any Person that is not a Loan Party so long as a Loan Party is the surviving Person and after giving pro forma effect to such merger, no Default or Event of Default would have occurred or be continuing.

(b)          The Borrowers will not, and will not permit any of the other Loan Parties to, engage in any business other than businesses of the type conducted by the Loan Parties on the Closing Date and businesses reasonably related thereto.

(c)          The Borrowers will not, and will not permit any of the other Loan Parties, to create, form, acquire or permit to exist any Subsidiary other than Subsidiaries that become Loan Parties, and Subsidiaries that have been designated as “Unrestricted Subsidiary” in a written notification to the Administrative Agent, in accordance with Section 7.10.

Section 9.4.          Investments, Loans, Etc. The Borrowers will not, and will not permit any of the other Loan Parties to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a)          Permitted Investments;

(b)          Investments existing on the Closing Date and described on Schedule 9.4;

(c)          Investments in or to any US Loan Party;

(d)          loans or advances to employees, officers or directors of the Loan Parties in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;

(e)          Hedging Transactions permitted by Section 9.9 and Guarantees of Indebtedness permitted by Section 9.1;

(f)          acquisitions by Loan Parties of assets owned by, or all or substantially all of the Equity Interests of, a Person that is not a Loan Party, so long as (i) the acquired business is in the same line of business as the Loan Parties or a business reasonably related thereto, (ii) after giving pro forma effect thereto, Borrowers are in compliance with Section 8.1 and 8.2, which shall be recomputed as of the day of the most recently ended Fiscal Quarter (for which financial statements are required to have been delivered) as if such acquisition has occurred as of the first day of each relevant period for testing compliance, and the Borrowers shall have delivered to the Administrative Agent a certificate of the chief financial officer or treasurer to such effect, (iii) before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and all representations and warranties shall be true and correct in all material respects (other than those given only as of an earlier date), (iv) the board of directors (or the equivalent thereof) of such Person whose assets or stock is being acquired has approved the acquisition and (v) the Person so acquired becomes a Loan Party, or the assets so acquired are held by a Loan Party;

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(g)          other Investments made after the Closing Date by Loan Parties in the Canadian Borrowers or Persons that are not Loan Parties which in the aggregate do not exceed $100,000,000 at cost at any time during the term of this Agreement; provided, however, that Investments in Persons that are not Loan Parties under this clause (g) shall not exceed $75,000,000 at cost in the aggregate at any time during the term of this Agreement; and

(h)          Investments in Intercompany Taxable Bonds.

Section 9.5.          Restricted Payments. The Borrowers will not, and will not permit any of the other Loan Parties to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for Restricted Payments (a) made to any Loan Party and (b) made to any other Person so long as for purposes of this clause (b) (1) no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made or would result therefrom, (2) such Restricted Payments is not prohibited under the dividend policy set forth in sections 4 and 5 of that certain Shareholder’s Agreement dated as of April 14, 2006, as amended, by and among Macquarie Terminal Holdings LLC, Loving Enterprises, Inc., the Voting Trust for Loving Enterprises, Inc, James J. Coleman, Jr., Thomas B. Coleman, Peter D. Coleman and Dian C. Winingder and (3) after giving pro forma effect to the payment of such Restricted Payment, (A) the aggregate amount of cash, cash equivalents and/or committed and unutilized credit facilities of the Loan Parties as of the last day of the most recently ended Fiscal Quarter would be at least $185,000,000 and (B) the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter would not exceed 4.25:1.00; provided, however, that this clause (3) shall only apply with respect to Restricted Payments made by the Loan Parties that are ultimately distributed to the shareholders of IMTT Holdings Inc. (which, for the avoidance of doubt, shall not include repayment of principal and interest by the parent companies of the Loan Parties of certain shareholder loans owed to the Coleman family as of the Closing Date).

Section 9.6.          Transactions with Affiliates. The Borrowers will not, and will not permit any of the other Loan Parties to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the US Loan Parties not involving any other Affiliates or (c) transactions expressly permitted under Sections 9.1, 9.2, 9.3, 9.4 or 9.5.

Section 9.7.          Restrictive Agreements. The Borrowers will not, and will not permit any of the other Loan Parties to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, to secure the Obligations, or (b) the ability of any Loan Party to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Loan Parties, to Guarantee Indebtedness of the Loan Parties or to transfer any of its property or assets to the Loan Parties; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Guarantor pending such sale, provided such restrictions and conditions apply only to the Guarantor that is to be sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by (x) documentation for any other Indebtedness that would permit the Obligations to be secured on a pari passu or senior basis to such Indebtedness, (y) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (z) customary provisions in leases and other contracts restricting the assignment thereof, (iv) clauses (a) and (b) shall not apply to restrictions on pledging or transferring Equity Interests of Unrestricted Subsidiaries and (v) clause (b) shall not apply to restrictions or conditions imposed by Section 9.5 of BB&T Agreement as in effect on the date hereof.

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Section 9.8.          Sale and Leaseback Transactions. The Borrowers will not, and will not permit any of the other Loan Parties to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (such arrangement, a “Sale/Leaseback”), other than (i) the sale of property of a Borrower or Guarantor to a Governmental Authority that issues GO-Zone Bonds, Intercompany Taxable Bonds or Tax-Exempt Bonds permitted hereunder and leases said property back to a Borrower or Guarantor in connection with the issuance of such GO-Zone Bonds, Intercompany Taxable Bonds or Tax Exempt Bonds; and (ii) Sale/Leaseback that involve the sale of up to $10,000,000 of assets in the aggregate. For the avoidance of doubt, lease transactions entered into in connection with the issuance of Indebtedness (without the involvement of an asset sale) do not constitute Sale/Leaseback transactions.

Section 9.9.          Hedging Transactions. The Borrowers will not, and will not permit any of the other Loan Parties to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties are exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes. For the avoidance of doubt, a Hedging Transaction entered into (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 9.10.         Restrictions on Amendments to Partnership Agreements. The Borrowers will not, and will not permit any of the other Loan Parties to, amend or modify the partnership agreements, certificates of incorporation, bylaws and other organizational documents of the Loan Parties in a manner materially adverse to the Administrative Agent, the Canadian Funding Agent or the Lenders.

Section 9.11.         Accounting Changes; Fiscal Year. The Borrowers will not, and will not permit any of the other Loan Parties to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the fiscal year of the Loan Parties.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1.          Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)          the Borrowers shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

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(b)          the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 10.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)          the Borrowers shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.2, or 7.3 (with respect to the existence of the Borrowers) or Articles VIII or IX; or

(e)          any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of any Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower Representative by the Administrative Agent or any Lender; or

(f)          any Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after any required notice has been given and any applicable grace period, in each case as specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after any required notice has been given and any applicable grace period, in each case as specified in the agreement or instrument evidencing or governing such Indebtedness, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)          any Loan Party shall (i) commence a voluntary case or other proceeding, or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 10.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

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(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or any substantial part of its assets, under any federal, provincial, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)          any Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)          an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred and are continuing, could reasonably be expected to result in a Material Adverse Effect; or

(k)          any judgment or order for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against any Loan Party, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)          any non-monetary judgment or order shall be rendered against any Loan Party that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          a Change in Control shall occur or exist; or

(n)          any provision of the Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing, or any Guarantor shall seek to terminate its Guaranty Agreement;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Section 10.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

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ARTICLE XI

THE AGENTS and ISSUING BANKS

Section 11.1.   Appointment of Agents and Issuing Banks.

(a)          Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)          Each US Issuing Bank shall act on behalf of the US Lenders with respect to any US Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required US Lenders to act for each US Issuing Bank with respect thereto; provided, that each US Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such US Issuing Bank in connection with US Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the US Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included each US Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to each US Issuing Bank.

(c)          Each Canadian Lender irrevocably appoints Royal Bank of Canada as the Canadian Funding Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Canadian Funding Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Canadian Funding Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Canadian Funding Agent. The Canadian Funding Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Canadian Funding Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Canadian Funding Agent.

(d)          The Canadian Issuing Bank shall act on behalf of the Canadian Lenders with respect to any Canadian Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Canadian Funding Agent may agree at the request of the Required Canadian Lenders to act for the Canadian Issuing Bank with respect thereto; provided, that the Canadian Issuing Bank shall have all the benefits and immunities (i) provided to the Canadian Funding Agent in this Article with respect to any acts taken or omissions suffered by the Canadian Issuing Bank in connection with Canadian Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Canadian Letters of Credit as fully as if the term “Canadian Funding Agent” as used in this Article included the Canadian Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Canadian Issuing Bank.

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Section 11.2.          Nature of Duties of Agents. The Agents shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.2) or that the Canadian Funding Agent is required to exercise in writing by the Canadian Lenders (or such other number or percentage of the Canadian Lenders as shall be necessary), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or their Subsidiaries that is communicated to or obtained by any Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.2) or in the absence of its own gross negligence or willful misconduct. No Agent shall be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to such Agent by the Borrower Representative or any Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to any Agent. The Agents may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 11.3.          Lack of Reliance on the Agents. Each of the Agents, the Lenders, the Swingline Lender and the Issuing Banks acknowledges that it has, independently and without reliance upon any Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Agents, the Lenders, the Swingline Lender and the Issuing Banks also acknowledges that it will, independently and without reliance upon any Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.4.          Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders, the Required Canadian Lenders or the Required US Lenders, as applicable, with respect to any action or actions (including the failure to act) in connection with this Agreement, such Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, the Required Canadian Lenders or the Required US Lenders, as applicable, where required by the terms of this Agreement.

Section 11.5.          Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Agents may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

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Section 11.6.        The Agents in their Individual Capacity. The banks serving as the Administrative Agent and the Canadian Funding Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include such Agent in their individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate thereof as if it were not an Agent hereunder.

Section 11.7.       Successor Agents.

(a)          The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower Representative. Upon any such resignation, the Required US Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower Representative provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)          Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 11.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required US Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required US Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)          The Canadian Funding Agent may resign at any time by giving notice thereof to the Canadian Lenders, the Administrative Agent and the Borrower Representative. Upon any such resignation, the Required Canadian Lenders shall have the right to appoint a successor Canadian Funding Agent, subject to the approval by the Borrower Representative provided that no Default or Event of Default shall exist at such time. If no successor Canadian Funding Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Canadian Funding Agent gives notice of resignation, then the retiring Canadian Funding Agent may, on behalf of the Canadian Lenders and the Canadian Issuing Bank, appoint a successor Canadian Funding Agent, which shall be a commercial bank organized under the laws of Canada or a bank which maintains an office in Canada, having a combined capital and surplus of at least $500,000,000.

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(d)          Upon the acceptance of its appointment as the Canadian Funding Agent hereunder by a successor, such successor Canadian Funding Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Canadian Funding Agent, and the retiring Canadian Funding Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Canadian Funding Agent’s resignation under this Section 11.7 no successor Canadian Funding Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Canadian Funding Agent’s resignation shall become effective, (ii) the retiring Canadian Funding Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Canadian Lenders shall thereafter perform all duties of the retiring Canadian Funding Agent under the Loan Documents until such time as the Required Canadian Lenders appoint a successor Canadian Funding Agent as provided above. After any retiring Canadian Funding Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Canadian Funding Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Canadian Funding Agent.

(e)          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 4.19, then each US Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower Representative and the Administrative Agent, resign as any US Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business New York time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 11.8.       Withholding Tax.

(a)          To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(b)          Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

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Section 11.9.          Administrative Agent May File Proofs of Claim.

(a)          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 13.3) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)          Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10.         Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 11.11.         Syndication and Managing Agents. Each Lender hereby designates Regions Bank, Wells Fargo Bank, N.A. and Compass Bank as Co-Syndication Agents and agrees that the Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender, any Issuing Bank, any Agent or any Loan Party. Each Lender hereby designates Bank of America, N.A. and Branch Banking & Trust Co., as Co-Managing Agents and agrees that the Co-Managing Agents shall have no duties or obligations under any Loan Documents to any Lender, any Issuing Bank, any Agent or any Loan Party.

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ARTICLE XII

CO-BORROWER GUARANTIES

Section 12.1.          Guaranty Obligations.

(a)          Each US Borrower hereby irrevocably and unconditionally, jointly and severally, guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, and performance of all Obligations owing by each other Borrower to the Agents, the Swingline Lender, the Issuing Banks and the Lenders, or any of them, under this Agreement, the other Loan Documents, including all renewals, extensions, modifications and refinancings thereof, now or hereafter owing, whether for principal, interest, premiums, fees, expenses or otherwise (collectively, the “US Borrower Guaranteed Obligations”). Any and all payments by any US Borrower hereunder shall be made free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, the Agents, the Swingline Lender, the Issuing Banks and the Lenders will receive, after giving effect to any Taxes, the full amount that it would otherwise be entitled to receive with respect to the US Borrower Guaranteed Obligations. Each US Borrower acknowledges and agrees that this is a continuing guaranty of payment when due and performance, and not of collection, and that this guaranty may be enforced up to the full amount of the US Borrower Guaranteed Obligations without proceeding against any other US Borrower, against any security for the Obligations or under any other guaranty covering any portion of the Obligations.

(b)          Each Canadian Borrower hereby irrevocably and unconditionally, jointly and severally, guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, and performance of all Canadian Obligations owing by each other Canadian Borrower to the Administrative Agent, the Canadian Funding Agent, the Canadian Issuing Bank and the Canadian Lenders, or any of them, under this Agreement and the other Loan Documents, including all renewals, extensions, modifications and refinancings thereof, now or hereafter owing, whether for principal, interest, premiums, fees, expenses or otherwise (collectively, the “Canadian Borrower Guaranteed Obligations”). Any and all payments by any Canadian Borrower hereunder shall be made free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, the Administrative Agent, the Canadian Issuing Bank and the Canadian Lenders will receive, after giving effect to any Taxes, the full amount that it would otherwise be entitled to receive with respect to the Canadian Borrower Guaranteed Obligations. Each Canadian Borrower acknowledges and agrees that this is a continuing guaranty of payment when due and performance, and not of collection, and that this guaranty may be enforced up to the full amount of the Canadian Borrower Guaranteed Obligations without proceeding against any other Canadian Borrower, against any security for the Canadian Obligations or under any other guaranty covering any portion of the Canadian Obligations.

Section 12.2.          Guaranty Absolute.

(a)          Each US Borrower guarantees that the US Borrower Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents. Each Canadian Borrower guarantees that the Canadian Borrower Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents. The liability of each Borrower under its guaranty in this Article XII shall be absolute and unconditional in accordance with their terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not any Borrower consents thereto or has notice thereof):

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(i)          the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Obligations of the primary obligor under this Agreement, any other Loan Document or any other agreement, document or instrument to which such primary obligor is or may become a party;

(ii)         the absence of any action to enforce this Agreement (including this Article XII), any other Loan Document or the waiver or consent by any guaranteed party with respect to any of the provisions thereof;

(iii)        the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by any Lender in respect thereof (including the release of any such security);

(iv)        the insolvency of the primary obligor; or

(v)         any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(b)          Each US Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the US Borrower Guaranteed Obligations. Each Canadian Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Canadian Borrower Guaranteed Obligations.

Section 12.3.        Waivers.

(a)          Each Borrower expressly waives all rights it may now or in the future have under any statute, at common law, at law or in equity or otherwise, to compel the Administrative Agent, the Canadian Funding Agent, any Swingline Lender, any Issuing Bank or any Lender to marshal assets or to proceed in respect of the Obligations against any other Borrower, any Guarantor or any other Person before proceeding against, or as a condition to proceeding against, such Borrower. Each US Borrower further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of any Agent, the Swingline Lender, any Issuing Bank or any Lender to commence an action in respect of the Obligations against any other Borrower, any Guarantor or any other Person. Each Canadian Borrower further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of any Agent, the Canadian Issuing Bank or any Canadian Lender to commence an action in respect of the Canadian Obligations against any other Canadian Borrower, any Guarantor or any other Person. Each Borrower agrees that any notice or directive given at any time to any Agent, any Issuing Bank, any Swingline Lender or any Lender which is inconsistent with the waivers in this paragraph shall be null and void and may be ignored by such Agent, such Issuing Bank, such Swingline Lender or such Lender, and may not be pleaded or introduced as evidence in any litigation relating to the Obligations of such Borrower unless the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for the provisions of this Section 12.3 and such waivers, the Lenders would decline to make the Loans.

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(b)          Each Borrower waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in any other borrower’s financial condition or any other fact which might materially increase the risk to such Borrower) with respect to any of the Obligations or all other demands whatsoever, except to the extent specifically set forth herein or in the other Loan Documents. To the extent permitted by applicable law, each Borrower waives the benefit of all provisions of law which are in conflict with the terms of this Agreement. Each Borrower represents, warrants and agrees that its Obligations are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, the Canadian Funding Agent, any Issuing Bank, any Swingline Lender or any Lender, any other Borrower or any other Loan Party now existing or which may arise in the future.

Section 12.4.       Contribution Rights.

(a)          To the extent that any US Borrower shall make a payment under this Section 12.4 of all or any of the Obligations (other than Loans made to that US Borrower for which it is primarily liable) (a “US Guarantor Payment”) that, taking into account all other US Guarantor Payments then previously or concurrently made by any other US Borrower, exceeds the amount that such US Borrower would otherwise have paid if each US Borrower had paid the aggregate Obligations satisfied by such US Guarantor Payment in the same proportion that such US Borrower’s “US Allocable Amount” (as defined below) (as determined immediately prior to such US Guarantor Payment) bore to the aggregate US Allocable Amounts of each of the US Borrowers as determined immediately prior to the making of such US Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such US Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other US Borrower for the amount of such excess, pro rata based upon their respective US Allocable Amounts in effect immediately prior to such US Guarantor Payment. As of any date of determination, the “US Allocable Amount” of any US Borrower shall be equal to the maximum amount of the claim that could then be recovered from such US Borrower under this Article XII without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(b)          To the extent that any Canadian Borrower shall make a payment under this Section 12.4 of all or any of the Canadian Obligations (other than Loans made to that Canadian Borrower for which it is primarily liable) (a “Canadian Guarantor Payment”) that, taking into account all other Canadian Guarantor Payments then previously or concurrently made by any other Canadian Borrower, exceeds the amount that such Canadian Borrower would otherwise have paid if each Canadian Borrower had paid the aggregate Canadian Obligations satisfied by such Canadian Guarantor Payment in the same proportion that such Canadian Borrower’s “Canadian Allocable Amount” (as defined below) (as determined immediately prior to such Canadian Guarantor Payment) bore to the aggregate Canadian Allocable Amounts of each of the Canadian Borrowers as determined immediately prior to the making of such Canadian Guarantor Payment, then, following indefeasible payment in full in cash of the Canadian Obligations and termination of the Canadian Commitments, such Canadian Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Canadian Borrower for the amount of such excess, pro rata based upon their respective Canadian Allocable Amounts in effect immediately prior to such Canadian Guarantor Payment. As of any date of determination, the “Canadian Allocable Amount” of any Canadian Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Canadian Borrower under this Article XII without rendering such claim voidable or avoidable under any applicable section of the Bankruptcy Code or under any similar statute or common law.

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(c)          This Section 12.4 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.4 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.4 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Loan Parties under this Section 12.4 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

Section 12.5.          Subordination of Subrogation. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each US Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash and the Commitments have been terminated. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Canadian Borrower hereby expressly and irrevocably subordinates to payment of the Canadian Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Canadian Obligations are indefeasibly paid in full in cash and the Canadian Commitments have been terminated. Each Borrower acknowledges and agrees that this subordination is intended to benefit the Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Article XII, and that the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Article XII.

Section 12.6.          Savings Clause.

(a)          It is the intent of the Lenders, the Agents, the Issuing Banks, the Swingline Lender and the US Borrowers that each US Borrower’s liability under this Article XII (which liability is in any event in addition to amounts for which such Borrower is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)          the net amount of all Loans advanced to any other US Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such US Borrower; and

(ii)         the amount that could be claimed by the Lenders, the Agents, the Issuing Banks, the Swingline Lender and the US Borrowers from such US Borrower under this Article XII without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such US Borrower’s right of contribution and indemnification from each other US Borrower under Section 12.4.

The substantive laws under which the possible avoidance or unenforceability of the Obligations shall be determined in any such case or proceeding shall hereinafter be referred to as the “US Avoidance Provisions”.

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(b)          To the end set forth in clause (a) above, but only to the extent that the Obligations of any US Borrower would otherwise be subject to avoidance under any US Avoidance Provisions if such US Borrower is not deemed to have received valuable consideration, fair value or reasonably equivalent value for such Obligations, and if such Obligations would render such US Borrower insolvent, leave such US Borrower with an unreasonably small capital to conduct its business or cause such US Borrower to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Obligations are deemed to have been incurred under the US Avoidance Provisions, then the maximum liability of such US Borrower under this Article XII (which liability is in any event in addition to amounts for which such US Borrower is primarily liable under this Agreement) shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations, as so reduced, to be subject to avoidance under the US Avoidance Provisions. This Section 12.6(b) is intended solely to preserve the rights of the Agents, the Issuing Banks, the Swingline Lender and the Lenders hereunder and under the other Loan Documents to the maximum extent that would not cause the Obligations to be subject to avoidance under the US Avoidance Provisions, and neither any US Borrower nor any other Person shall have any right or claim under this Section 12.6(b) as against any Agent, any Issuing Bank, the Swingline Lender or any Lender that would not otherwise be available to such Person under the US Avoidance Provisions.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.       Notices.

(a)          Written Notices.

(i)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any of the Borrowers:	International-Matex Tank Terminals
321 St. Charles Avenue
New Orleans, Louisiana 70130
Attention: John Siragusa
Telecopy Number: (504) 525-0599

With a copy to:	Coleman, Johnson, Artigues & Jurisich
321 St. Charles Avenue
New Orleans, Louisiana 70130
Attention: Senior Partner
Telecopy Number: (504) 525-9464

To the Administrative Agent
or Swingline Lender:	SunTrust Bank
3333 Peachtree Road
Atlanta, Georgia 30326
Attention: David Edge
Telecopy Number: (404) 439-7470

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With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services
Facsimile Number: (404) 495-2170

and

King & Spalding LLP
1180 Peachtree Street, N.W.
Atlanta, Georgia 30309
Attention: Carolyn Z. Alford
Telecopy Number: (404) 572-5100

To SunTrust Bank as a
US Issuing Bank:	SunTrust Bank
25 Park Place, N.E. / Mail Code 3706 / 16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Agency Services
Facsimile Number: (404) 495-2170

To the Canadian Funding	Royal Bank of Canada
Agent or the	1 Place Ville Marie
Canadian Issuing Bank:	Montreal, Quebec
Canada H3C 3A9
Attention: Sandya Benoist
Telecopy number: 514 874-3896

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to any Agent, any Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 13.1.

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(ii)         Any agreement of the Agents, the Issuing Banks and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower Representative. The Agents, the Issuing Banks and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower Representative to give such notice and the Agents, the Issuing Banks and the Lenders shall not have any liability to the Loan Parties or any other Person on account of any action taken or not taken by the Agents, the Issuing Banks and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Agents, the Issuing Banks and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agents, the Issuing Banks and the Lenders of a confirmation which is at variance with the terms understood by the Agents, the Issuing Banks and the Lenders to be contained in any such telephonic or facsimile notice.

(b)          Electronic Communications.

(i)          Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article 2 unless such Lender or such Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 13.2.      Waiver; Amendments.

(a)          No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party, any Agent, any Issuing Bank or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 13.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

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(b)          No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 4.15(b) or (c) or 4.16 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 13.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release all or substantially all guarantors or limit the liability of all or substantially all guarantors of the Obligations, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided further, that (x) no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of any Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Person; (y) no amendment or waiver shall be made or provided without the written consent of the Required Canadian Lenders if such amendment or waiver would (i) impair or reduce the rights and remedies of the Canadian Lenders under the Loan Documents without similarly impairing or reducing the rights and remedies of the US Lenders holding US Revolving Commitments under the Loan Documents or (ii) otherwise alter the pari passu treatment of the Canadian Revolving Credit Exposure, the US Revolving Credit Exposure and any Bond Purchase Facilities (as defined below), either as to guaranties or collateral; and (z) no amendment or waiver shall be made or provided without the written consent of the lenders holding a majority of the Bond Purchase Facilities if such amendment or waiver would (i) impair or reduce the rights and remedies of the Bond Term Lenders (as defined below) under the Loan Documents without similarly impairing or reducing the rights and remedies of the other Lenders under the Loan Documents or (ii) otherwise alter the pari passu treatment of the Canadian Revolving Credit Exposure, the US Revolving Credit Exposure and any Bond Purchase Facilities, either as to guaranties or collateral.

(c)          Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 4.11, 4.12, 4.13 and 13.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(d)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

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(e)          Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) (x) to add one or more bond purchase term loan facilities to this Agreement in an aggregate principal amount not to exceed $300,000,000 (the "Bond Purchase Facilities") to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the US Revolving Credit Exposure and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such Bond Purchase Facilities (the "Bond Term Lenders") in any determination of the Required Lenders, (y) to change, modify or alter Section 4.15(b) or (c), Section 4.16 or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in subsection (c) or (e)(i) of this Section and (z) to add or change this Section to require the consent of each or each affected Bond Term Lender to any change, modification or alteration of provisions that relate solely to the terms of the applicable Bond Purchase Facility (including without limitation requiring legal opinions for certain modifications, requiring each or each affected Bond Term Lender’s approval to change the defined term for “Required Bond Term Lenders”, releasing the Borrowers from any guaranty obligations of the Bond Purchase Facilities or requiring compliance with voting or approval requirements in the related bond documents with respect to changes or modifications related to the Bond Purchase Facility); provided that

(i) such amendment (or amendment and restatement) shall only require the consent of the Borrowers, the Administrative Agent and the Bond Term Lenders providing any such Bond Purchase Facility, and not the consent of the Required Lenders,

(ii) the aggregate amount of Bond Purchase Facilities that may be established hereunder may not exceed $300,000,000,

(iii) the Aggregate US Revolving Commitments will be automatically reduced by the amount of any Bond Purchase Facility established by Bond Term Lenders,  which reduction shall be applied ratably to the outstanding US Revolving Commitments; provided, however, that notwithstanding anything contained herein to the contrary, each Bond Term Lender will have the right to reduce its US Revolving Commitment by the amount of the Bond Purchase Facility provided by such Bond Term Lender, in which case such reduction in US Revolving Commitments will not be made on a pro rata basis to all US Revolving Commitments but rather  will reduce just the US Revolving Commitment of such Bond Term Lender, and

(iv) Bond Purchase Facilities may only be established to the extent that after giving effect thereto and the corresponding reduction in the Aggregate US Revolving Commitments, the unused portion of the Aggregate US Revolving Commitments is at least $50,000,000.

Section 13.3.       Expenses; Indemnification.

(a)          The US Borrowers shall jointly and severally pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any US Issuing Bank in connection with the issuance, amendment, renewal or extension of any US Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, any US Issuing Bank or any US Lender in connection with the enforcement or protection of its rights in connection with this Agreement or the other Loan Documents, including its rights under this Section 13.3, or in connection with the Loans made or any US Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b)          The Canadian Borrowers shall jointly and severally pay (i) all reasonable, out-of-pocket costs and expenses of the Canadian Funding Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Canadian Funding Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Canadian Issuing Bank in connection with the issuance, amendment, renewal or extension of any Canadian Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Canadian Funding Agent, the Canadian Issuing Bank or any Canadian Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 13.3, or in connection with the Loans made or any Canadian Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(c)          The Borrowers shall jointly and severally indemnify each Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

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(d)          The US Borrowers shall jointly and severally pay, and hold the Administrative Agent, each US Issuing Bank, the Swingline Lender and the US Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, each US Issuing Bank, the Swingline Lender and the US Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes. The Canadian Borrowers shall jointly and severally pay, and hold the Canadian Funding Agent, the Canadian Issuing Bank, and the Canadian Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Canadian Funding Agent, the Canadian Issuing Bank, and the Canadian Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(e)          To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent under clauses (a), (b), (c) or (d) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought based on all Commitments) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Borrowers fail to pay any amount required to be paid to any US Issuing Bank or the Swingline Lender under clauses (a), (b), (c) or (d) hereof, each US Lender severally agrees to pay to such US Issuing Bank or the Swingline Lender, as the case may be, such US Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought based upon the US Revolving Commitments) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such US Issuing Bank or the Swingline Lender in its capacity as such. To the extent that the Borrowers fail to pay any amount required to be paid to the Canadian Funding Agent or the Canadian Issuing Bank under clauses (a), (b), (c) or (d) hereof, each Canadian Lender severally agrees to pay to the Canadian Funding Agent and the Canadian Issuing Bank such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought based upon the Canadian Revolving Commitments) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Canadian Funding Agent or the Canadian Issuing Bank in its capacity as such.

(f)          To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(g)          All amounts due under this Section 13.3 shall be payable promptly after written demand therefor.

Section 13.4.       Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)          [Reserved].

(c)          Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment being assigned (which for this purpose includes Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and/or Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Exposure or the Commitment assigned.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) a Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction; provided, that, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

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(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and

(C)         the consent of each US Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the US Revolving Commitments, and the consent of the Canadian Issuing Bank and Canadian Funding Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Canadian Revolving Commitments.

(iv)        Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 4.13(f).

(v)         No Assignment to Loan Parties. No such assignment shall be made to any Loan Party or any Affiliates or Subsidiaries thereof or any direct or indirect subsidiaries of Macquarie Group Limited or any funds or similar investment vehicles managed thereby.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)       Canadian Lender Assignment Restriction. No such assignment shall be made by a Canadian Lender to a non-resident person (other than an authorized foreign bank deemed to be resident of Canada with respect to all payments made hereunder) or a partnership that is not a Canadian partnership for purposes of Part XIII of the ITA, unless an Event of Default has occurred and is continuing or the Department of Finance (Canada) has publicly proposed legislation to amend the ITA applicable to interest payments on the Canadian Obligations which has the effect of eliminating Canadian withholding tax thereon under Part XIII of the ITA if paid to an non-resident of Canada.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 13.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.11, 4.12, 4.13 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 13.4. If the consent of the Borrower Representative to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower Representative shall be deemed to have given its consent ten (10) days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower Representative, unless such consent is expressly refused by the Borrower Representative prior to such tenth day.

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(d)          The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, US Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower Representative at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as the agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers jointly and severally agree that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(e)          Without the consent of, or notice to, any Agent, the Swingline Lender or any Issuing Bank, but with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed), any Lender may at any time sell participations to any Person (other than a natural person, the Loan Parties or any of the Affiliates or Subsidiaries thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Agents, the Lenders, Issuing Banks and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no consent of the Borrower Representative shall be required at any time that a Default or Event of Default has occurred and is continuing or in connection with the sale of a participation to a Lender, an Affiliate of a Lender or an Approved Fund.

(f)          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, (iv) change Section 4.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 13.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 13.4, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.11, 4.12, and 4.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.4, provided that such Participant agrees to be subject to Section 4.18 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.7 as though it were a Lender, provided such Participant agrees to be subject to Section 4.15 as though it were a Lender.

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Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)          A Participant shall not be entitled to receive any greater payment under Section 4.11 and Section 4.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant that is a Foreign Person shall not be entitled to the benefits of Section 4.13 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.13(f) and (g) as though it were a Lender.

(h)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.5.       Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b)          Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement, any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

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(c)          Each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 13.5 and brought in any court referred to in paragraph (b) of this Section 13.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement, in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 13.6.          WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.7.          Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender or Issuing Bank to or for the credit or the account of any Borrower against any and all Obligations held by such Lender or Issuing Bank, as the case may be, irrespective of whether such Lender or Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and each Issuing Bank agree promptly to notify the Administrative Agent and the Borrower Representative after any such set-off and any application made by such Lender or Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties to such Lender or Issuing Bank.

Section 13.8.          Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of executed signature pages to any Loan Document by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart thereof.

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Section 13.9.          Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 4.11, 4.12, 4.13, and 13.3 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 13.10.         Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.11.         Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Loan Parties, except that such information may be disclosed (i) to any Related Party of any Agent, any Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 13.11, or which becomes available to any Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Loan Parties, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (vi) subject to provisions substantially similar to this Section 13.11, to any actual or prospective assignee or Participant, or (vii) with the consent of the Borrower Representative. Any Person required to maintain the confidentiality of any information as provided for in this Section 13.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 13.12.         Interest Rate Limitation. (a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any US Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a US Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.12(a) shall be cumulated and the interest and Charges payable to such Lender in respect of other US Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

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(b)          Criminal Rate of Interest. Notwithstanding any other provisions of this Agreement or any other Loan Document, in no event shall any Loan Document require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by law or in an amount or at a rate that would result in the receipt by the Lenders or the Agents of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). Where more than one such law is applicable to any Loan Party, such Loan Party shall not be obliged to make payment in an amount or at a rate higher than the lowest amount or rate permitted by such laws. If from any circumstances whatever, fulfillment or any provision of this Agreement or any other Loan Document shall involve transcending the limit of validity prescribed by any applicable law for the collection or charging of interest, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Canadian Funding Agent or the Canadian Lenders shall ever receive anything of value as interest or deemed interest under this Agreement or any Loan Document in an amount that would exceed the highest lawful rate of interest permitted by any applicable law, such amount that would be excessive interest shall be applied to the reduction of the principal amount of the relevant Commitment, and not to the payment of interest, or if such excessive interests exceeds the unpaid principal balance of the relevant Commitment, the amount exceeding the unpaid balance shall be refunded to the applicable Loan Party. In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate, the Loan Parties, the Canadian Funding Agent or the Canadian Lenders shall, to the maximum extent permitted by applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of such indebtedness so that interest thereon does not exceed the maximum amount permitted by applicable law, or (d) allocate interest between portions of such indebtedness to the extent that no such portion shall bear interest at a rate greater than that permitted by applicable law.

Section 13.13.         Waiver of Effect of Corporate Seal. Each of the Borrowers represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by the Loan Parties under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 13.14.         Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Borrower shall, and shall cause each other Loan Party to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

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Section 13.15.         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof, of any other Loan Document), the Borrowers and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement  provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between  the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and  by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrowers, any other Loan Party or any of their Affiliates  with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to  the Borrowers, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases  any claims that it may have against  the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby

Section 13.16.         Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. The Borrowers acknowledge and agree that they have delivered, with the intent to be bound, the executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 7.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that closing of the transactions contemplated by this Agreement has occurred in New York.

Section 13.17.         Currency Provisions.

(a)          If payment is not made in the currency due under this Agreement (the “Contractual Currency”) or if any court or tribunal shall render a judgment or order for the payment of amounts due hereunder or under any promissory notes issued pursuant hereto and such judgment is expressed in a currency other than the Contractual Currency, the relevant Borrower shall indemnify and hold the relevant Lenders harmless against any deficiency incurred by such Lenders with respect to the amount received by such Lenders to the extent the rate of exchange at which the Contractual Currency is convertible into the currency actually received or the currency in which the judgment is expressed (the “Received Currency”) is not the reciprocal of the rate of exchange at which the Administrative Agent would be able to purchase the Contractual Currency with the Received Currency, in each case on the Business Day following receipt of the Received Currency in accordance with normal banking procedures. If the court or tribunal has fixed the date on which the rate of exchange is determined for the conversion of the judgment currency into the Contractual Currency (the “Currency Conversion Date”) and if there is a change in the rate of exchange prevailing between the Currency Conversion Date and the date of receipt by the relevant Lenders, then the relevant Borrower will, notwithstanding such judgment or order, pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Received Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount then due to the relevant Lenders from such Borrower hereunder in the Contractual Currency.

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(b)          If a Borrower shall wind up, liquidate, dissolve or become a debtor in bankruptcy while there remains outstanding: (i) any amounts owing to the Lenders hereunder or under the other Loan Documents, (ii) any damages owing to the Lenders in respect of a breach of any of the terms hereof, or (iii) any judgment or order rendered in respect of such amounts or damages, such Borrower shall indemnify and hold the Lenders harmless against any deficiency with respect to the Contractual Currency in the amounts received by the Lenders arising or resulting from any variation as between: (i) the rate of exchange at which the Contractual Currency is converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the Contractual Currency due or contingently due hereunder, under the other Loan Documents or under any judgment or order to which the relevant obligations hereunder or under the other Loan Documents shall have been merged and (ii) the rate of exchange at which Administrative Agent would, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the “final date” or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy shall be the date fixed by the liquidator under the applicable law as being the last practicable date as of which the liabilities of such Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate Person in respect thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

BORROWERS:

INTERNATIONAL-MATEX TANK TERMINALS

By	/s/ John Siragusa
Name: John Siragusa
Title: Senior Vice President-Treasurer, Chief Financial Officer

By	/s/ Gerard R. Adam
Name: Gerard R. Adam
Title: Chief Accounting Officer

IMTT-BAYONNE

By	/s/ John Siragusa
Name: John Siragusa
Title: Senior Vice President-Treasurer, Chief Financial Officer

By	/s/ Gerard R. Adam
Name: Gerard R. Adam
Title: Chief Accounting Officer

IMTT-QUEBEC INC.

By	/s/ John Siragusa
Name: John Siragusa
Title: Senior Vice President-Treasurer, Chief Financial Officer

By	/s/ Gerard R. Adam
Name: Gerard R. Adam
Title: Chief Accounting Officer

IMTT-NTL, LTD.

By	/s/ John Siragusa
Name: John Siragusa
Title: Senior Vice President-Treasurer, Chief Financial Officer

By	/s/ Gerard R. Adam
Name: Gerard R. Adam
Title: Chief Accounting Officer

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

ADMINISTRATIVE AGENT:

SUNTRUST BANK
as Administrative Agent, as a US Issuing Bank, as Swingline Lender and as a US Lender

By	/s/C. David Yates
Name: C. David Yates
Title: Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

REGIONS BANK
as a US Lender

By	/s/ Christian White
Name: Christian White
Title: Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

WELLS FARGO BANK, N.A.
as a US Lender

By	/s/ Philip J. Coote
Name: Philip J. Coote
Title: Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

COMPASS BANK
as a US Lender

By	/s/ Mark Taylor
Name: Mark Taylor
Title: Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A.
as a US Lender

By	/s/ Michael Clayborne
Name: Michael Clayborne
Title: Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BRANCH BANKING & TRUST CO.
as a US Lender

By	/s/ Troy R. Weaver
Name: Troy R. Weaver
Title: Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

CAPITAL ONE, N.A.
as a US Lender

By	/s/ Lisa D. Morton
Name: Lisa D. Morton
Title: Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION.
as a US Lender

By	/s/ Chulley Bogle
Name: Chulley Bogle
Title: Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

IBERIABANK
as a US Lender

By	/s/ Edgar W. Santa Cruz III
Name: Edgar W. Santa Cruz III
Title: Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

WHITNEY BANK
as a US Lender

By	/s/ Clifton E Buller
Name: Clifton E Buller
Title: Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

COMERICA BANK
as a US Lender

By	/s/ Joey Powell
Name: Joey Powell
Title: Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch
as a US Lender

By	/s/ James V. Kenwood
Name: James V. Kenwood
Title: Managing Director

By	/s/ Jeff Geisbauer
Name: Jeff Geisbauer
Title: Executive Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

CENTRAL PACIFIC BANK
as a US Lender

By	/s/ Garrett Grace
Name: Garrett Grace
Title: Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY
as a US Lender

By	/s/ Sara Barvo
Name: Sara Barvo
Title: Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

American Savings Bank, F.S.B.
as a US Lender

By	/s/ Edward Chin
Name: Edward Chin
Title: Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

ROYAL BANK OF CANADA
as Canadian Funding Agent, Canadian Issuing Bank and as a Canadian Lender

By	/s/ Sandya Benoist
Name: Sandya Benoist
Title: Director National Client Group, Quebec

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Schedule I

Pricing Grid

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans and Bankers’ Acceptances	Applicable Margin for Base Rate Loans and Canadian Prime Loans	Applicable Percentage for Commitment Fee
I	< 2.00:1.0	1.25% per annum	0.25% per annum	0.250% per annum
II	> 2.00:1.0 but < 2.50:1.0	1.50% per annum	0.50% per annum	0.250% per annum
III	> 2.50:1.0 but < 3.00:1.0	1.75% per annum	0.75% per annum	0.250% per annum
IV	> 3.00:1.0 but < 4.00:1.0	2.00% per annum	1.00% per annum	0.375% per annum
V	> 4.00:1.0	2.25% per annum	1.25% per annum	0.375% per annum

Schedule II

COMMITMENT AMOUNTS

Lender	US Revolving Commitment Amount	Canadian Revolving Commitment Amount
SunTrust Bank	$150,000,000	$0
Regions Bank	$125,000,000	$0
Wells Fargo Bank, N.A.	$150,000,000	$0
Compass Bank	$150,000,000	$0
Bank of America, N.A.	$75,000,000	$0
Branch Banking & Trust Co.	$75,000,000	$0
Capital One, N.A.	$50,000,000	$0
KeyBank National Association	$45,000,000	$0
IberiaBank	$40,000,000	$0
Whitney Bank	$40,000,000	$0
Comerica Bank	$25,000,000	$0
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch	$25,000,000	$0
Central Pacific Bank	$15,000,000	$0
The Northern Trust Company	$15,000,000	$0
American Savings Bank, F.S.B.	$10,000,000	$0
Royal Bank of Canada	$0	$50,000,000
Total	$990,000,000	$50,000,000